Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND AMONG

HOLLYFRONTIER LSP HOLDINGS LLC,

SONNEBORN HOLDINGS L.P.,

SONNEBORN CO-OP LLC,

SONNEBORN COÖPERATIEF U.A.,

AND

SONNEBORN US HOLDINGS INC.

NOVEMBER 12, 2018

EXHIBITS; SCHEDULES

Exhibit A	Escrow Agreement
Exhibit B	Guaranty
Exhibit C	R&W Insurance Policies
Exhibit D	Assignment Agreements
Exhibit E	Litigation Support Agreement

Schedule 1.1(a)	Net Working Capital
Schedule 1.1(b)	Assigned Claims
Schedule 1.1(c)	Encumbrances
Schedule 1.1(d)	Knowledge
Schedule 3.2(c)	Payoff Indebtedness
Schedule 7.2	Operation of the Acquired Companies
Schedule 7.10	Credit and Performance Support Obligations

Schedule 7.19	Bank Accounts
Schedule 7.20	Termination of Affiliate Arrangements
Schedule 8.1(a)	Competition Law Filings

Company Disclosure Schedules

v

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made as of November 12, 2018, by and among HollyFrontier LSP Holdings LLC, a Delaware limited liability company (the “Purchaser”), Sonneborn Holdings L.P., an exempted limited partnership registered in the Cayman Islands (the “Cayman Seller”), acting by its general partner, Sonneborn Holdings GP, Ltd. (the “Seller GP”), Sonneborn Co-Op LLC, a Delaware limited liability company (the “U.S. Seller”, and, together with the Cayman Seller, the “Sellers”), Sonneborn Coöperatief U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijheid) (the “Dutch Parent Company”), and Sonneborn US Holdings Inc., a Delaware corporation (the “U.S. Parent Company”, and, together with the Dutch Parent Company, the “Company”). For the purposes of this Agreement, unless the context requires otherwise, all references to the “Company” shall mean the Dutch Parent Company and U.S. Parent Company acting together and on behalf of their respective Subsidiaries. Capitalized terms that are used in this Agreement and not otherwise defined herein will have the respective meanings ascribed to such terms in Article 1.

W I T N E S S E T H

WHEREAS, the Cayman Seller is the owner of 100% of the issued and outstanding shares of capital stock of the U.S. Parent Company, which consists of 100 shares of common stock, $0.01 par value each, and the Sellers, together, are the members of the Dutch Parent Company, of which the Cayman Seller holds 65% of the related membership rights, including the entitlement to its membership account, and the U.S. Seller holds 35% of the related membership rights, including the entitlement to its membership account;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, 100% of the issued and outstanding shares of capital stock of the U.S. Parent Company and 100% of the membership rights in the Dutch Parent Company, including their respective entitlements to the membership accounts and the members’ agreement (collectively, the “Transferred Equity Securities”) for the consideration described herein; and

WHEREAS, in connection with the transactions contemplated by this Agreement, the Purchaser has purchased representations and warranties insurance policies to be issued upon the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the representations, warranties, covenants and mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“Accounting Rules” means the accounting principles, policies, rules, methods, techniques and practices used in the preparation of the Interim Balance Sheet (including in respect of the exercise of management judgement) applied on a consistent basis, as amended by those principles, policies, rules, methods, techniques and practices set forth on Schedule 1.1(a).

“Acquired Companies” means, collectively, the Dutch Parent Company, the U.S. Parent Company and their respective Subsidiaries.

“Adjustment Escrow Amount” means $7,500,000.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, unless the context provides otherwise, in no event will OEP Capital Advisors, L.P. and its Affiliates, portfolio companies and affiliated investment funds (other than the Sellers, the Seller GP and the Acquired Companies), be considered an “Affiliate” of the Sellers or the Acquired Companies.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Assignment Agreements, the Support Agreement and the other certificates, instruments or agreements delivered or entered into in connection with or pursuant to this Agreement.

“Assigned Claims” means all right, title and interest to the claims, proceeds, amounts receivable and choses in action with respect to claims for Fire-Related Loss (as defined in the Support Agreement) arising under or relating to the insurance policies set forth on Schedule 1.1(b) and/or the Insurance Litigation (as defined in the Support Agreement) in each case to the extent assigned to Sellers pursuant to the Assignment (as defined in the Support Agreement).

“Binder Agreement” means the Binder Agreements dated as of the date of this Agreement between the Purchaser and the R&W Insurers pursuant to which the R&W Insurers have committed, subject to the satisfaction of the conditions set forth therein, to issue the R&W Insurance Policies to the Purchaser.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York or Amsterdam, the Netherlands, are authorized or required by Law to be closed.

“Cash” means, with respect to the Acquired Companies, without duplication, all cash and cash equivalents (including deposits, marketable securities, and short-term investments) of the Acquired Companies, determined in accordance with Section 2.2(g); and shall not include any assets included in Closing Net Working Capital or liabilities included in Indebtedness or Net Working Capital.

“Closing Cash Amount” means the aggregate Cash of the Acquired Companies, determined in accordance with Section 2.2(g) as of 11:59 p.m., local time in each applicable jurisdiction on the day immediately prior to the Closing Date.

“Closing Indebtedness Amount” means the aggregate Indebtedness of the Acquired Companies calculated on a consolidated basis, on the Closing Date, determined in accordance with Section 2.2(g).

“Closing Net Working Capital” means (a) all Current Assets of the Acquired Companies minus (b) all Current Liabilities of the Acquired Companies, in each case determined in accordance with Section 2.2(g) as of 11:59 p.m., local time in each applicable jurisdiction, without duplication, on the day immediately prior to the Closing Date.

“Closing Income Taxes” means (a) all accrued and unpaid current income Tax payables less (b) all accrued and unpaid current income Tax receivables of the Acquired Companies as set forth on the Closing Balance Sheet, determined in accordance with Section 2.2(g). Closing Income Taxes shall not include any debit or credit for deferred Tax assets or liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, but excluding any “multiemployer plan,” as defined in Section 3(37) of ERISA) and any other plan, Contract, or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation that is (a) sponsored or maintained by any Acquired Company for the benefit of any current or former director, officer or employee of any Acquired Company, (b) with respect to which any Acquired Company is required to make payments or contributions, or (c) with respect to which any Acquired Company would reasonably be expected to have any liability; provided, that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Company Plan” for these purposes.

“Competition Law” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws relating to antitrust, competition, trade regulation, foreign investment or the protection of national security.

“Confidential Information” means confidential information and trade secrets, including source code, invention disclosure statements, operating systems, databases, research and development processes, know how, technology, tools, methods, product road maps, technical data, designs, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals.

“Constituent Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation, association or formation, bylaws, partnership agreement, limited liability company agreement, shareholder agreement, members’ agreement, membership register and any similar organizational documents of such Person.

“Contract” means any legally binding contract, agreement, understanding, lease, license, warranty, guaranty, mortgage, note, indenture, bond or other instrument or binding consensual obligation, whether written or oral, other than a Company Plan.

“Current Assets” means, as of any time of determination, the consolidated current assets of the Acquired Companies as of such time solely to the extent of the line items set forth in the example calculation of Net Working Capital attached hereto as Schedule 1.1(a), excluding all (a) Cash included in the Closing Cash Amount, and (b) current or deferred income Tax assets.

“Current Liabilities” means, as of any time of determination, the consolidated current Liabilities of the Acquired Companies as of such time solely to the extent of the line items set forth in the example calculation of Net Working Capital attached hereto as Schedule 1.1(a), including issued but uncleared checks and drafts as accounts payable and excluding all (a) Indebtedness included in the Closing Indebtedness Amount, (b) Transaction Expenses, (c) Closing Income Taxes, and (d) current or deferred income Tax Liabilities.

“Encumbrance” means any charge, mortgage, encumbrance, security interest, hypothecation, infringement, lien, deed of trust, deed restriction, covenant, condition, activity or use limitation, easement, encroachment, pledge, restriction, option, right of first refusal or offer, power of sale, usufruct, conditional sale, right of preemption, title retention or other security arrangement of any kind or an agreement to create any of the foregoing, adverse claim of ownership or use, right of way or other title defect, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest other than:

(a)    carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith through appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP in the Interim Balance Sheet,

(b)    liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP in the Interim Balance Sheet,

(c)    liens securing rental payments under capital lease arrangements,

(d)    restrictions on the transferability of securities arising under applicable securities Laws,

(e)    pledges, deposits or other liens to the performance of bids, trade contracts (other than for borrowed money), leases, or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding liens for Taxes),

(f)    restrictions arising under applicable zoning and other land use Laws that do not materially impair, and are not violated by, the present use or occupancy of the property subject thereto,

(g)    easements, rights of way, restrictions, covenants or similar items of public record relating to the Real Property that do not materially impair the present use or occupancy of the Real Property subject thereto,

(h)    matters which would be disclosed by an accurate survey of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto,

(i)    liens arising pursuant to the terms of this Agreement or liens created by or through Purchaser or any of its Affiliates, or

(j)    matters disclosed in Schedule 1.1(c) to this Agreement;

provided, however, that all mortgages, deeds of trust, judgments, liens for Taxes (other than liens for Taxes described in clause (b) of this definition) and other monetary or similar liens encumbering any Real Property or any Acquired Company’s leasehold interest in any Leased Real Property shall be deemed and considered Encumbrances to the extent not fully satisfied and released at or prior to Closing.

“Environmental Law” means any Law concerning (a) the handling, use, generation, treatment, storage, transportation, disposal, emission, manufacture, registration, distribution, discharge, Release or threatened Release of Hazardous Material, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; or (b) the protection of the environment (including natural resources, air and surface or subsurface land or waters), or worker health and safety.

“Environmental Permit” means any Governmental Authorization required or issued by any Governmental Authority under or in connection with any Environmental Law, including any binding agreement entered into with a Governmental Authority under any applicable Environmental Law and each material order of specific application to an Acquired Company issued under any applicable Environmental Law in The Netherlands.

“Equity Security” means any share of capital stock, limited liability company membership interest, general or limited partnership interest, trust certificate or beneficiary interest, cooperative membership interest (including the respective entitlements to the membership accounts and the members’ agreement) or other equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any other entity, trade or business that at any relevant time would be considered a single employer with any Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent under the Escrow Agreement, and any successor escrow agent designated in accordance with the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, in substantially the form attached as Exhibit A, to be entered into as of the Closing Date by the Sellers, the Purchaser and the Escrow Agent.

“Escrow Amount” means the Indemnity Escrow Amount plus the Adjustment Escrow Amount.

“Excluded Taxes” means any:

(a)    Taxes for any Pre-Closing Period imposed on or payable by or with respect to any Acquired Company or for which any Acquired Company is liable;

(b)    Taxes for any period of any Seller or its respective Affiliates (other than any Acquired Company) or direct or indirect owners;

(c)    Taxes for which any Acquired Company is liable for any Pre-Closing Period (including, without limitation, under Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of state, local or foreign Tax Law), by reason of such entity having been a member of any consolidated, combined, unitary, affiliated or group relief Tax group, as a transferee or successor, by contract or otherwise;

(d)    obligation, liability or commitment of any Acquired Company to indemnify any other Person (other than another Acquired Company) in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing, allocation, indemnity, or similar agreement or arrangement;

(e)    Non-Resident Capital Gain Taxes imposed as a result of the transactions contemplated by this Agreement;

(f)    Taxes arising out of, attributable to, relating to or resulting from (i) the failure (A) of any of the representations or warranties made by the Sellers in Section 5.12 to be true and correct on the date of this Agreement and at and as of the Closing Date (determined without reference to the term “material” or other qualification as to materiality contained or incorporated in any such representation or warranty and disregarding any exception to any such representation or warranty contained in the Company Disclosure Schedule) or (B) to deliver to the Purchaser an applicable certificate pursuant to Section 3.2(a)(vii), (ii) any breach by any Seller of its covenants or agreements contained herein, (iii) any actions by any Seller or their respective Affiliates that cause any Section 338(g) Election to be invalid, or (iv) the purchase and sale of the Transferred Equity Securities (other than Taxes for which the Purchaser is responsible under Section 11.1(e)); and

(g)    Taxes imposed as a result of any amount required to be included by the Purchaser or any of its Affiliates (including the Acquired Companies after the Closing Date) in income (i) under Section 951(a) or Section 951A of the Code with respect to the Pre-Closing Period of an Acquired Company (determined based on a “closing of the books” of such Acquired Company as of the end of the Closing Date) or (ii) as a result of Section 965 of the Code with respect to an Acquired Company.

However, in no event will Excluded Taxes include any Tax to the extent that such item of Tax has been included in the calculation of Closing Income Taxes and deducted from the Purchase Price.

“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, self-regulatory authority, agency, bureau, commission or instrumentality in or of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision of any of the foregoing, and any court or tribunal of competent jurisdiction.

“Governmental Authorization” means any approval, clearance, consent, waiver, license, certificate, qualification, decision or permit issued or granted by any Governmental Authority, or expiration or termination of any applicable waiting period required under any Competition Law.

“Guaranty” means the guaranty of the obligations of the Purchaser made by the Guarantor in favor of the Sellers, a copy of which is attached hereto as Exhibit B.

“Guarantor” means HollyFrontier Corporation, an Affiliate of the Purchaser.

“Hazardous Material” means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including petroleum and all derivatives thereof, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Acquired Company, without duplication:

(a)    the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of such Acquired Company or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including indebtedness for borrowed money in favor of the Sellers;

(b)    all obligations of such Acquired Company evidenced by bonds, debentures or notes or other similar instruments;

(c)    all unreimbursed obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Acquired Company that have been drawn on or prior to the Closing Date;

(d)    all capitalized lease obligations as determined under GAAP;

(e)    amounts owing as deferred purchase price for a business, property or services, including all seller notes and “earn-out” payments;

(f)    net cash payment obligations or assets of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination);

(g)    all obligations of such Person pursuant to securitization or factoring programs or arrangements;

(h)    all guaranties and arrangements having the effect of a guarantee of such Acquired Company of the obligations of another Person referred to in any other clause of this definition (including all obligations or undertakings of such Acquired Company to maintain or cause to be maintained the financial position or financial covenants of others or to purchase any other Person’s obligations of the type referred to in any other clause of this definition or any security therefor); and

(i)    all prepayment or repayment premiums, penalties, interest rate breakage fees or similar payments or fees required to be paid in connection with the prepayment or repayment of any obligation set forth in clauses (a) through (h) above, to the extent such Indebtedness is repaid on the Closing Date, in each case excluding (i) obligations under operating leases or Real Property leases, (ii) undrawn letters of credit or performance bonds, (iii) intercompany indebtedness among the Acquired Companies or any guaranties thereof, (iv) guarantees of Indebtedness of an Acquired Company made by another Acquired Company, and (v) Transaction Expenses.

“Indemnity Escrow Amount” means $3,275,000.00.

“Indirect Taxes” means sales taxes, value added taxes, goods and services taxes and any taxes of a substantially similar type or nature.

“Intellectual Property” means all intellectual property and proprietary rights anywhere in the world and all legal rights, title or interest in such intellectual property and proprietary rights arising under Law, including: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights and copyrightable works (including all website content, documentation, advertising copy, marketing materials, specifications, translations, drawings, graphics, and software) and all registrations and applications therefor, (c) all Internet addresses, domain names, and social media identifiers for any social media sites, (d) all trademarks, service marks, and trade names, all registrations of and all applications for registration of all of the foregoing, and all goodwill associated with any of the foregoing and (e) all trade secrets and know how.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Company, the actual knowledge after due inquiry of any of the Persons listed in Schedule 1.1(d) to this Agreement.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, order, ordinance, decree (besluit), or code.

“Liability” or “Liabilities” means any liability or obligation due or to become due.

“Loss” means any direct and actual loss, damage, charge, Tax, payment, settlement, Liability, debt, Judgment, fine, penalty, cost or expense (including attorneys’ or other professional fees and expenses), but excluding any exemplary or punitive damages; provided that the foregoing shall not limit a Person’s ability to recover any of the foregoing items actually paid to a third party in connection with a Third Party Claim.

“Major Loss” means any damage, destruction or other casualty losses with respect to the assets of the Acquired Companies arising between the date of this Agreement and the Closing that individually or in the aggregate has an estimated repair cost (including the cost of any remediation necessary to restore the affected assets to their condition prior to such casualty) as reasonably determined by Sellers in excess of $98,250,000.00.

“Material Adverse Effect” means any event, change, condition, state of facts, circumstance, effect or other matter that (x) has a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (y) would reasonably be expected to interfere in any material respect with or delay the performance by the Sellers or the Company of their respective obligations hereunder or the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement; provided that, in the case of the foregoing clause (x) none of the following events, changes, conditions, state of facts, circumstances, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been a Material Adverse Effect: (a) any outbreak or escalation of war or major hostilities, man-made or natural disaster, national or international calamity or crisis or any act of terrorism; (b) changes in financial, credit or capital markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (c) changes in Laws, GAAP or enforcement or interpretation thereof; (d) changes that generally affect the industries and markets in which the Acquired Companies operate; (e) the expiration or termination of any Contract in accordance with its terms (other than a termination that is the result of a material default by any Acquired Company party thereto); (f) any action taken at the written request of, or consented in writing to by, the Purchaser, or the failure to take any action to which the Purchaser refuses to provide consent pursuant to this Agreement; (g) any loss of, or adverse change in, the relationship of any of the Acquired Companies with their respective customers, employees or suppliers proximately caused by the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing (including any litigation or reduction in billings or revenue related thereto, any loss of or adverse change to any Contract or loss of or adverse change in customer, employee, supplier, financing source, licensor, licensee, lessor, lessee, equityholder, joint venture partner or any other similar business relationships, including labor disputes or the departure of employees with respect to any of the foregoing) (other than for the purposes of any representation or warranty contained in Section 5.3); (h) any change in the credit rating of the Acquired Companies or any debt securities or other obligations of the Acquired Companies (it being understood that the facts and circumstances underlying any such change in credit rating that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); or (i) any failure of any Acquired Company to meet any projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), except, in the case of clauses (a) through (d), to the extent such events changes, circumstances, effects or other matters have a disproportionate effect on the Acquired Companies, taken as a whole, relative to other participants engaged the industries in which the Acquired Companies operate.

“Net Working Capital Adjustment Amount” means (a) the amount by which the Closing Net Working Capital exceeds the Target Net Working Capital (which amount will be deemed to be a positive number) or (b) the amount by which the Closing Net Working Capital is less than the Target Net Working Capital (which amount will be deemed to be a negative number).

“Non-Resident Capital Gain Tax” means any Tax imposed on a non-resident of the taxing jurisdiction (whether imposed by withholding or otherwise and whether calculated by reference to transfer price, net gain or otherwise).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Policy Premium” means the lump-sum policy premium and all underwriting fees and broker’s commissions payable pursuant to or in connection with obtaining the R&W Insurance Policies.

“Post-Closing Period” means any taxable period or portion of a taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period or portion of a taxable period that begins on or before the Closing Date and ends on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, hearing, arbitration, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator, including claims and proceedings related to eminent domain.

“Purchaser’s Title Policy” means one or more ALTA owner’s policies of title insurance, with non-imputation endorsement and such other endorsements as may be required by the Purchaser, and otherwise in form and substance reasonably satisfactory to the Purchaser (including coverage amount and deletion of the “gap” exception for matters arising between the effective date of the title commitment and the Closing Date), effective as of the Closing Date, insuring the Acquired Companies’ good and marketable fee simple title to the Owned Real Property (and the Acquired Companies’ rights in any easements appurtenant thereto), free and clear of all Encumbrances.

“Release” means the spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, disposal, discharge, migrating or leaching of any Hazardous Material.

“Reverse Termination Fee” means $30,000,000.00.

“R&W Insurance Policies” means the Representation and Warranty Insurance Policies conditionally bound on the date of this Agreement and to be purchased by and issued to the Purchaser in substantially the form attached as Exhibit C.

“R&W Insurer” means Illinois Union Insurance Company, AIG Specialty Insurance Company and Euclid Transactional, LLC, in their capacities as insurance providers under the R&W Insurance Policies.

“Seller Fundamental Representations” means, the representations and warranties contained in Section 4.1 (Formation; Standing), Section 4.2 (Authority and Enforceability), Section 4.3 (Title to Transferred Equity Securities), Section 4.4(a) (No Conflict), Section 4.5 (Brokers Fees), Section 5.1 (Organization and Good Standing), Section 5.2 (Authority and Enforceability), Section 5.3(a) (No Conflict), Section 5.4 (Capitalization and Subsidiaries) and Section 5.22 (Brokers Fees).

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the total equity or ordinary voting power of securities or other ownership interests entitled to vote in the election of directors, managers or trustees thereof or others performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. When used in this Agreement without reference to a particular Person, “Subsidiary” means a direct or indirect Subsidiary of the Company.

“Target Net Working Capital” means $72,761,000.

“Tax” means any federal, state, local or foreign taxes, charges, fees, imposts, levies, duties, or other assessments, whether arising by way of a primary liability or by way of a secondary liability, including income, gross receipts, property, sales, use, license, customs, excise, franchise, employment, payroll, withholding, social security, social insurance contributions, alternative or add-on minimum, ad valorem, value added, (real estate) transfer or excise tax, windfall profit, severance, production, stamp or environmental tax, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Authority, as well as any liability for repayment of unlawful state aid in relation to tax.

“Tax Attributes” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other similar Tax credit, asset, deduction or offset that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes).

“Tax Proceeding” means an audit, claim, dispute or other Proceeding with a Governmental Authority relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes that is supplied or required to be supplied to a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all fees, costs, expenses, Taxes (other than Transfer Taxes, which are governed by Section 11.1(e)) or other amounts payable by or on behalf of the Acquired Companies to any Person incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby that are unpaid as of the close of business on the Closing Date, including:

(a)    legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses (including any value added or similar Taxes) incurred by the Acquired Companies or the Sellers or the Seller GP in connection with the transactions contemplated by this Agreement, including any transaction-related bonuses, retention awards, change in control payments or other similar amounts payable by any of the Acquired Companies in connection with consummation of the transactions contemplated by this Agreement (plus the employer portion of all employment, unemployment, payroll and similar Taxes thereon);

(b)    any amounts payable with respect to any stock-based compensation awards (including any phantom equity rights) granted to or held by employees of any of the Acquired Companies or otherwise payable by any of the Acquired Companies in connection with consummation of the transactions contemplated by this Agreement;

(c)    any transaction or retention bonuses, change in control severance benefits, and other change in control related compensation, in each case, that will or may become payable by any of the Acquired Companies as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including termination of employment or satisfaction of a post-Closing vesting period) but excluding amounts payable at the discretion of the Purchaser or the Acquired Companies after the Closing;

(d)    estimated employer payroll taxes with respect to the amounts described in the foregoing clauses (b) and (c); and

(e)    any payments to be made pursuant to or upon the termination of any related party agreements (including any accrued and unpaid management, consulting, service fees, expenses and Taxes thereunder).

Notwithstanding anything contained herein to the contrary, none of the foregoing fees, costs, expenses, Taxes or other amounts shall be (x) counted twice in the determination of the amount of Transaction Expenses, or (y) included in Transaction Expenses to the extent (i) included as a Current Liability in the calculation of Closing Net Working Capital or (ii) otherwise deducted from the Purchase Price payable to Sellers.

“Transaction Tax Deductions” means any amounts attributable to the payment of Transaction Expenses, including any payments made by any of the Acquired Companies to employees which are triggered by the transactions contemplated by this Agreement, in each case, which amounts are deductible by the Acquired Companies at a “more likely than not” or higher confidence level in a Pre-Closing Period, as determined by the Purchaser.

“Treasury Regulations” means the United States Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.2    Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accounting Firm	Section 2.2(e)(ii)
Acquired Companies’ Intellectual Property	Section 5.10
Acquisition Proposals	Section 7.18
Adjustment Escrow Fund	Section 3.3
Adjustment Notice	Section 2.2(c)
Affiliate Arrangements	Section 5.21
Affiliate Indemnified Parties	Section 7.7(a)
Affiliated Persons	Section 13.15
Agreement	Preamble
Allocation Notice	Section 2.4(a)
Assignment Agreements	Section 3.2(a)(i)
Audited Financial Statements	Section 5.5(a)(i)
Baker McKenzie	Section 13.14
Bankruptcy and Equity Exception	Section 4.2
Cayman Seller	Preamble
Claim Notice	Section 10.3(a)
Clean Team Agreements	Section 9.3(d)
Closing	Section 3.1
Closing Balance Sheet	Section 2.2(c)
Closing Date	Section 3.1
Company	Preamble
Company Disclosure Schedule	Article 5
Company Information	Section 7.5(b)
Compliance Approvals	Section 5.19
Compliance Laws and Regulations	Section 5.19
Confidentiality Agreement	Section 7.5(a)
Covered Returns	Section 11.2(a)
Deductible	Section 10.5(b)(ii)
Dispute Notice	Section 2.2(e)(ii)
Dutch Court	Section 7.15
Dutch Parent Company	Preamble
EPCRS	Section 7.4
Escrow Fund	Section 3.3
Escrow Survival Date	Section 3.3
Estimated Allocation	Section 2.4(a)
Estimated Closing Balance Sheet	Section 2.2(b)
Estimated Closing Cash Amount	Section 2.2(b)
Estimated Closing Income Taxes	Section 2.2(b)
Estimated Closing Indebtedness Amount	Section 2.2(b)
Estimated Net Working Capital Adjustment Amount	Section 2.2(b)
Estimated Purchase Price	Section 2.2(b)
Estimated Transaction Expenses	Section 2.2(b)
Export Laws	Section 5.19
FCPA	Section 5.19
Final Allocation	Section 2.4(a)
Final Purchase Price	Section 2.2(c)
Financial Statements	Section 5.5(a)(ii)
Financing	Section 7.8
FIRPTA Certificate	Section 3.2(a)(vii)
Import Laws	Section 5.19
Indemnified Party	Section 10.3(a)

Indemnifying Party	Section 10.3(a)
Indemnity Escrow Fund	Section 3.3
Insurance Policies	Section 5.19
Interim Balance Sheet	Section 5.5(a)(ii)
Leased Real Property	Section 5.8
Leases	Section 5.8
Material Contracts	Section 5.11(a)
Negotiation Period	Section 2.2(e)(ii)
Non-Parties	Section 13.15
OFAC	Section 5.19
Outside Date	Section 9.1(b)
Owned Real Property	Section 5.8
Payoff Amount	Section 3.2(c)
Payoff Indebtedness	Section 3.2(c)
Payoff Letters	Section 3.2(c)
Pre-Closing Tax Return	Section 11.2(a)
Purchase Price	Section 2.2(a)
Purchaser	Preamble
Purchaser Indemnified Parties	Section 10.1
Real Property	Section 5.8
Recourse Theory	Section 13.15
Registered IP	Section 5.10(d)
Sanctions Laws	Section 5.19
Second Request	Section 7.3(c)
Section 280G Payments	Section 7.15
Securities Act	Section 5.4(b)
Seller Fraud	Section 10.7(c)
Seller GP	Preamble
Seller Indemnified Parties	Section 10.2
Sellers	Preamble
Significant Customers	Section 5.20(b)
Significant Supplier	Section 5.20(a)
Support Agreement	Section 7.14
Third Party Claim	Section 10.3(a)
Transferred Equity Securities	Recitals
U.S. Parent Company	Preamble
U.S. Seller	Preamble
Union 401(k) Plan	Section 7.4
Unresolved Items	Section 2.2(e)(ii)
Waived Payments	Section 7.15
WARN Act	Section 5.14(d)
Works Council	Section 7.12

Section 1.3    Construction.

(a)    Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The term “or” will not be deemed to be exclusive. The phrase “made available to” means disclosures posted in the electronic data room named “Project Silver” three Business Days prior to the date of this Agreement in expectation of the transactions contemplated by this Agreement. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the United States dollar. Where a monetary threshold stated in Article 5 or Section 7.2 is expressed in United States dollars, the threshold amount will where applicable be deemed to specify an equivalent amount of non-United States currency, determined based on the applicable currency exchange rate determined as of the date of this Agreement.

(b)    If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Section. Disclosure of any fact or item in any Section of the Company Disclosure Schedule shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any Intellectual Property rights) or any applicable Law, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or of disclosing any information required to be disclosed under the Agreement. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants contained in this Agreement, and do not, except as expressly set forth in the representations and warranties (or covenants) which they qualify, constitute representations and warranties (or covenants) as to the matters described therein. Neither the Sellers, the Company, nor the Purchaser shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Schedule which otherwise is not required to be disclosed by this Agreement.

ARTICLE 2

THE TRANSACTION

Section 2.1    Purchase and Sale of Transferred Equity Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, the Transferred Equity Securities, free and clear of all Encumbrances, in exchange for the payment of the Purchase Price to the Sellers (subject to adjustment pursuant to Section 2.2)

Section 2.2    Determination of Purchase Price.

(a)    Subject to the provisions of this Section 2.2, on the Closing Date, the Sellers will be entitled to receive aggregate consideration in the transactions contemplated by this Agreement (the “Purchase Price”) equal to the sum of (i) $655,000,000.00, plus (ii) the Estimated Closing Cash Amount (which may be a negative number), plus (iii) the Estimated Net Working Capital Adjustment Amount (which may be a negative number), minus (iv) the Estimated Closing Indebtedness Amount, minus (v) the Estimated Transaction Expenses, minus (vi) the Estimated Closing Income Taxes.

(b)    No later than three Business Days prior to the anticipated Closing Date, the Sellers will prepare and deliver to the Purchaser an unaudited consolidated balance sheet of the Acquired Companies prepared on an estimated basis as of 11:59 p.m. local time in each applicable jurisdiction on the day immediately prior to the Closing Date (the “Estimated Closing Balance Sheet”), with a statement that will set forth the Sellers’ good faith, reasonable estimate of each of the Closing Cash Amount (the “Estimated Closing Cash Amount”), the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”), the Closing Indebtedness Amount (which shall be equal to or greater than the Payoff Amount) (the “Estimated Closing Indebtedness Amount”), the Transaction Expenses (the “Estimated Transaction Expenses”) and the Closing Income Taxes (the “Estimated Closing Income Taxes”), and the Purchase Price determined based on the foregoing amounts (the “Estimated Purchase Price”), in each case determined based on the Estimated Closing Balance Sheet and prepared in accordance with Section 2.2(g).

(c)    Within 90 days after the Closing Date, the Purchaser will prepare and deliver to the Sellers a written notice (the “Adjustment Notice”) containing an unaudited consolidated balance sheet of the Acquired Companies as of 11:59 p.m. local time in each applicable jurisdiction on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) together with the Purchaser’s calculation of (i) the Closing Cash Amount, the Net Working Capital Adjustment Amount, the Closing Indebtedness Amount, the Transaction Expenses and the Closing Income Taxes, and (ii) the Purchase Price determined based on the foregoing amounts (the “Final Purchase Price”). The Closing Balance Sheet will be prepared in accordance with Section 2.2(g).

(d)    If the Purchaser fails to timely deliver the Adjustment Notice, then the Estimated Purchase Price will be deemed to be the Final Purchase Price and will be conclusive and binding on the parties.

(e)    Within 30 days after delivery of the Adjustment Notice, the Sellers will either:

(i)    agree in writing with the Adjustment Notice, in which case the calculation of the Final Purchase Price set forth in the Adjustment Notice will be final and binding on the parties; or

(ii)    dispute the Adjustment Notice by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item, including its calculation of each disputed item.

If the Sellers fail to take either of the foregoing actions within 30 days after delivery of the Adjustment Notice, then the Sellers will be deemed to have irrevocably accepted the Adjustment Notice, in which case the calculation of the Final Purchase Price set forth in the Adjustment Notice will be final and binding on the parties. If the Sellers timely deliver a Dispute Notice to the Purchaser, then the Sellers and the Purchaser will attempt in good faith, for a period of 30 days, to agree on the Final Purchase Price. Any resolution by the Sellers and the Purchaser during such 30-day period as to any disputed items will be final and binding on the parties. If the Sellers and the Purchaser do not resolve all disputed items by the end of the 30-day period after the date of delivery of the Dispute Notice (the “Negotiation Period”), then the Sellers and the Purchaser will submit to Deloitte Touche Tohmatsu Limited, or if Deloitte

Touche Tohmatsu Limited is unavailable or unwilling to serve, another firm mutually agreed upon by the parties (the “Accounting Firm”) the items remaining in dispute that were properly included in the Dispute Notice (the “Unresolved Items”); provided that if the Purchaser and the Sellers are unable to agree upon such firm within 10 days after the end of the Negotiation Period, then the Accounting Firm shall be an accounting or valuation firm of national standing appointed by the American Arbitration Association in New York, New York (provided that such firm shall not be the independent auditor of (or otherwise provide services under a contractual arrangement with) either the Purchaser (or any of its Affiliates) or the Sellers (or any of their Affiliates). The Sellers and the Purchaser will instruct the Accounting Firm to render its determination in a written report that specifies the conclusions of the Accounting Firm as to each Unresolved Item and the resulting calculation of the Final Purchase Price, in each case based solely on the written reports submitted to the Accounting Firm by the Sellers and the Purchaser and oral submissions by the Sellers and the Purchaser at meetings held in compliance with Section 2.2(f) (i.e., not on independent review) and on the definitions and other terms included herein; provided, that in resolving an Unresolved Item, the Accounting Firm may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in the written reports presented to the Accounting Firm. The Sellers and the Purchaser will each use their reasonable best efforts to cause the Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The resolution of the Unresolved Items by the Accounting Firm will be final and binding, and the determination of the Accounting Firm will constitute an arbitral award that is final, binding and nonappealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The parties will revise the Closing Balance Sheet and the amounts included in the Adjustment Notice as appropriate to reflect the resolution of the items in dispute pursuant to this Section 2.2. The fees and expenses of the Accounting Firm will be shared by the Purchaser and the Sellers in inverse proportion to the relative amounts of the Unresolved Items determined to be for the account of the Purchaser and the Sellers, respectively. For example, if the Sellers submit a Dispute Notice for $1,000, the Purchaser contests only $500 of the amount claimed by the Sellers, and the Accounting Firm ultimately resolves the dispute by awarding the Sellers $300 of the contested amount, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Sellers).

(f)    For purposes of complying with this Section 2.2, the Purchaser and the Sellers will furnish to each other and to the Accounting Firm such work papers and other documents and information relating to the disputed items as the Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Accounting Firm any material related to the disputed items and to discuss the items with the Accounting Firm; provided that (i) each party will provide the other party with a copy of all materials provided to, and communications with, the Accounting Firm, and (ii) no party (or any of its Affiliates or representatives) will engage in any ex parte communication with the Accounting Firm at any time with respect to the Unresolved Items.

(g)    The Estimated Closing Balance Sheet, the Closing Balance Sheet and any estimates, determinations and calculations contained therein or based thereon will be prepared and calculated on a consolidated basis for the Acquired Companies in accordance with the Accounting Rules, except that such estimates, determinations and calculations (i) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) will be based on facts and circumstances as they exist immediately prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, (iii) will follow the defined terms contained in this Agreement and the Accounting Rules regardless of whether such terms or the Accounting Rules are consistent with GAAP, and (iv) will be set forth in United States dollars after any applicable portion thereof denominated in a currency other than United States dollars has been converted to United States dollars at the foreign exchange reference rate with respect to such currency set forth in Schedule 1.1(a).

(h)    Within five Business Days following the determination of the Final Purchase Price in accordance with this Section 2.2:

(i)    If the Final Purchase Price is less than the Estimated Purchase Price, then the Sellers will pay, or cause to be paid, to the Purchaser an amount equal to the absolute amount of such difference first by causing such amount to be distributed to the Purchaser from the Adjustment Escrow Fund and, if the absolute amount of such difference exceeds the Adjustment Escrow Amount, paying to the Purchaser the amount of such excess. The foregoing payments shall be made by wire transfer of immediately available funds to the account or accounts specified by the Purchaser at least five Business Days prior to the payment.

(ii)    If the Final Purchase Price is greater than the Estimated Purchase Price, then the Purchaser will pay to the Sellers an aggregate amount equal to such excess by wire transfer of immediately available funds to the account or accounts specified by the Sellers at least two Business Days prior to the payment.

(iii)    If there is any amount remaining in the Escrow Adjustment Account after the payment of amounts in clause (i) or (ii) above, the Purchaser shall instruct the Escrow Agent to pay such amounts to the Sellers in accordance with the Escrow Agreement.

Any amount paid with respect to final adjustments to the Purchase Price made pursuant to this Section 2.2 will be effected by wire transfer of immediately available funds to an account or accounts designated by the receiving party. Any payment made pursuant to this Section 2.2 will be treated by the parties for all purposes as an adjustment to the Purchase Price and will not be subject to offset for any reason.

Section 2.3    Withholding. Notwithstanding any provision contained herein to the contrary, the Purchaser is permitted to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any applicable provision of Tax Law. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the event the Purchaser determines that an amount is required to be deducted and withheld with respect to any amount payable or otherwise deliverable under this Agreement (excluding any amount required to be withheld as a result of the failure to deliver the applicable FIRPTA Certificate), then the Purchaser will notify the Sellers at least 20 Business Days prior to the date the applicable payment is scheduled to be made (which notification will include a copy of the calculation of the amount expected to be deducted and withheld) so that the Sellers have a reasonable opportunity to provide forms or other evidence that would exempt such amounts from deduction and withholding, and the Purchaser will cooperate with the Sellers to secure any applicable exemptions or reductions to withholding Taxes, to the extent permitted by applicable Law.

Section 2.4    Tax Treatment and Purchase Price Allocation.

(a)    Within 120 days after the final determination of the Purchase Price pursuant to Section 2.2, the Purchaser will prepare and deliver to the Sellers a proposed allocation of the Purchase Price (together with other relevant amounts, including Liabilities deemed assumed for U.S. federal income tax purposes), among the Dutch Parent Company and the U.S. Parent Company (and further among the assets held by the Dutch Parent Company) based on an estimate of the fair market values of the Acquired Companies in accordance with applicable Tax Law (together, the “Estimated Allocation”). If the Sellers do not deliver within 30 days after receipt of the Estimated Allocation a written notice setting forth in reasonable detail any revisions to the Estimated Allocation proposed by the Sellers (an “Allocation Notice”), the Estimated Allocation will be deemed the “Final Allocation” for all purposes hereunder. Prior to the end of such 30-day period, the Sellers may accept the Estimated Allocation by delivering written notice to that effect to the Purchaser, in which case the Estimated Allocation will be deemed the “Final Allocation” for all purposes hereunder when such notice is given. If the Sellers deliver an Allocation Notice within such 30-day period, the Purchaser and Sellers will negotiate in good faith to resolve any dispute within 45 days after the delivery of the Estimated Allocation. If the Purchaser and the Sellers resolve all such disputes concerning the Estimated Allocation within 45 days after its delivery, the Estimated Allocation, as amended to reflect such resolution, shall become binding upon the Purchaser and the Sellers and will be the “Final Allocation.” If the Purchaser and the Sellers cannot agree on the Final Allocation within 45 days after delivery of the Estimated Allocation, all then remaining disputed items shall be submitted for resolution by an independent appraisal firm mutually selected by the Purchaser and the Sellers. The Purchaser and the Sellers shall each request that the independent appraisal firm make a final determination as to the disputed items within 30 days after such submission. The Estimated Allocation shall be amended in accordance with the findings of such independent appraisal firm, and the Estimated Allocation, as so amended, shall become binding upon the Purchaser and the Sellers and shall be the Final Allocation. The fees, costs, and expenses of the independent appraisal firm shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand.

(b)     The Final Allocation shall be amended (with the mutual agreement of the parties) to reflect any adjustments to the Purchase Price under this Agreement and any other adjustments mutually agreed to between the Purchaser and the Sellers.

(c)    Each of the Sellers and the Purchaser will prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns (including Internal Revenue Service Forms 8594 and 8883, if applicable) on a basis consistent with the Final Allocation. Except as otherwise provided in this Agreement, none of the Sellers, the Purchaser or their respective Affiliates will take any position inconsistent with the Final Allocation in any U.S. federal or state Tax Return, in any U.S. federal or state Tax refund claim, in any U.S. federal or state Proceeding or otherwise unless required by a final determination by an applicable Governmental Authority. If any party, or any Affiliate of any party, receives notice from any Governmental Authority that such Governmental Authority is disputing the Final Allocation, such party will promptly notify the other parties, and the Sellers and the Purchaser agree to use their reasonable best efforts to defend such Final Allocation in any Proceeding, and the dispute shall be governed by the procedures in Section 11.2.

ARTICLE 3

CLOSING AND CLOSING DELIVERIES

Section 3.1    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 300 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the date that is the later of (a) the first Business Day of a calendar month after or (b) the third Business Day after the date on which the last of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or such other date as the Sellers and the Purchaser may mutually agree in writing; provided, however, that if the Closing occurs on a date other than the first Business Day of a calendar month pursuant to clause (b), then the Parties agree that for all accounting and tax purposes, including for purposes of Section 2.2, the Closing shall be deemed to have occurred on the first Business Day of such calendar month. The date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding anything to the contrary in this Agreement, in no event shall the Closing Date occur prior to January 1, 2019. For the purposes of this Agreement, the Closing will be deemed effective as of 12:01 a.m. local time in each applicable jurisdiction on the Closing Date.

Section 3.2    Closing Deliveries.

(a)    At the Closing, the Sellers and the Company will deliver or cause to be delivered to the Purchaser:

(i)    an executed unanimous resolution of the members of the Dutch Parent Company (A) approving the transfer of the membership rights in the Dutch Parent Company as contemplated by this Agreement, (B) accepting the resignation of the managing directors of the Dutch Parent Company as of Closing, and (C) appointing one or more persons designated by the Purchaser as managing directors of the Dutch Parent Company as of Closing;

(ii)    if a supervisory board has been installed at any of the Dutch Acquired Companies pursuant to Section 7.23, a unanimous resolution of the shareholders of such Dutch Acquired Company accepting the resignation of four supervisory directors appointed by the shareholders of such Dutch Acquired Company and appointing to the extent required upon nomination by the supervisory board, as of the Closing the persons designated by the Purchaser as replacement for the four supervisory directors that have so resigned;

(iii)    an executed resolution of the Seller GP reasonably satisfactory to Purchaser approving the transfer of Cayman Seller’s membership rights in the Dutch Parent Company and shares of the U.S. Parent Company;

(iv)    the agreed transfer instrument of assignment and assumption necessary to effect the transfer of the Transferred Equity Securities of the Dutch Parent Company and the U.S. Parent Company to the Purchaser or its permitted assigns, in the form attached hereto as Exhibit D-1 and Exhibit D-2, respectively (collectively, the “Assignment Agreements”), each by each Seller as applicable;

(v)    the original stock certificates representing all of the Transferred Equity Securities, in respect of the U.S. Parent Company duly endorsed for transfer to the Purchaser, with duly executed stock powers attached in proper form for transfer;

(vi)    a certificate, duly completed and executed as of the Closing Date, executed by an executive officer or a director on behalf of each of the Sellers confirming the satisfaction of the conditions specified in Section 8.2(a), and Section 8.2(b);

(vii)    (A) a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the U.S. Parent Company is not a United States real property holding corporation (the “FIRPTA Certificate”); and (B) a duly completed and executed Internal Revenue Service Form W-8 with respect to the Cayman Seller;

(viii)    a certificate of the secretary (or equivalent director or officer) of each Acquired Company certifying that attached thereto are true and complete copies of the Constituent Documents of such Acquired Company;

(ix)    the Escrow Agreement, executed by each of the Sellers and the Escrow Agent;

(x)    customary title affidavits and indemnities, including non-imputation affidavits and such other documents reasonably required by the Purchaser’s title insurance company in connection with the issuance at Closing of the Purchaser’s Title Policy executed by Seller(s) and/or such other Persons as may be necessary; and

(xi)    resignations effective as of the Closing Date executed by each director, manager and officer of the Acquired Companies as may be requested in writing by the Purchaser not less than five Business Days prior to the Closing Date (which resignation request will not require any such person to resign from their position as employee of an Acquired Company whose employment is subject to the terms of a written employment agreement with an Acquired Company).

(b)    At the Closing, the Purchaser will deliver or cause to be delivered to or for the benefit of the Sellers:

(i)    a certificate, duly completed and executed as of the Closing Date, executed by an executive officer of the Purchaser confirming the satisfaction of the conditions specified in Section 8.3(a) and Section 8.3(b);

(ii)    the Assignment Agreements, executed by the Purchaser;

(iii)    the Escrow Agreement, executed by the Purchaser;

(iv)    an amount equal to the Estimated Purchase Price minus the Escrow Amount, by wire transfer of immediately available funds to the account or accounts specified by the Sellers at least two Business Days prior to the Closing;

(v)    the Indemnity Escrow Amount and the Adjustment Escrow Amount by wire transfer of immediately available funds to the accounts specified by the Escrow Agent in accordance with the Escrow Agreement;

(vi)    the Transaction Expenses which are required to be paid at Closing pursuant to this Agreement to the intended beneficiaries thereof (as identified by the Sellers to the Purchaser at least three Business Days prior to the Closing Date); and

(vii)    an amount equal to the Payoff Amount to intended beneficiaries identified on the Payoff Letters.

(c)    No later than three Business Days prior to the Closing Date, the Sellers will provide the Purchaser with fully executed payoff letters (the “Payoff Letters”), in customary form and substance reasonably acceptable to the Purchaser, from each holder of Indebtedness including those identified on Section 3.2(c) of the Company Disclosure Schedule (“Payoff Indebtedness”), which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”), (y) state that all obligations (including guarantees) in respect thereof and all Encumbrances in connection therewith on the Transferred Equity Securities and the assets of the Acquired Companies shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar Indebtedness and (z) include all filings and other release documentation necessary to give effect to the release of Encumbrances described in the preceding clause (y).

Section 3.3    Escrow Fund. Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to applicable provisions thereof, the parties shall cause the Escrow Agent to establish (a) an escrow account to hold in trust the Indemnity Escrow Amount, together with any interest and earnings accrued thereon (the “Indemnity Escrow Fund”), and (b) an escrow account to hold in trust the Adjustment Escrow Amount, together with any interest and earnings accrued thereon (the “Adjustment Escrow Fund”, together with the Indemnity Escrow Fund, the “Escrow Fund”), in accordance with the Escrow Agreement, free of any Encumbrance or other claim of any creditor of any of the parties, which amount, in respect of the Adjustment Escrow Fund, will be payable to the Sellers less any amount paid to the Purchaser as an adjustment to the Purchase Price pursuant to Section 2.2 and, in respect of the Indemnity Escrow Fund, will be payable to the Sellers less any pending or paid indemnification claims asserted pursuant to Article 10 or Article 11. The Indemnity Escrow Fund and the Adjustment Escrow Fund will be held in accordance with the terms of this Agreement and the Escrow Agreement. The Adjustment Escrow Fund will be released in accordance with Section 2.2(h) and the Indemnity Escrow Fund will be held for a period beginning on the Closing Date and ending on the later of (i) the first anniversary of the Closing Date or (ii) March 31 of the calendar year after the calendar year in which the Closing occurs (the “Escrow Survival Date”), subject to extension as provided in the Escrow Agreement with respect to claims that remain subject to dispute on such date. Within five (5) Business Days of the Escrow Survival Date, Purchaser and Sellers shall cause the Escrow Agent to release and pay to Sellers an amount equal to the Indemnity Escrow Fund then held by the Escrow Agent less the amount in the aggregate amount subject to any Claim Notice.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1    Formation; Standing. The Cayman Seller is an exempted limited partnership duly formed, and registered and is validly existing and in good standing under the Laws of the Cayman Islands and has all requisite entity power and authority to carry on its business as it is now being conducted. The Seller GP is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the Laws of the Cayman Islands and has all requisite entity power and authority to carry on its business as it is now being conducted. The U.S. Seller is a limited liability company duly formed, and registered and is validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to carry on its business as it is now being conducted. Each of the Sellers and the Seller GP is duly licensed or qualified to do business in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such licensing or qualification necessary, except for such licensing or qualification the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.2    Authority and Enforceability. Each Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements. The Seller GP, acting on behalf of the Cayman Seller, and the U.S. Seller, each have duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Seller GP, acting on behalf of the Cayman Seller, and the U.S. Seller, as applicable, will have duly and validly executed and delivered the Ancillary Agreements. No additional action, including any vote or consent by any members or other equityholders of the Sellers or the Seller GP, is required to authorize this Agreement or the performance by the Sellers of its obligations under this Agreement and the Ancillary Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser, the U.S. Parent Company, the Dutch Parent Company and the other parties thereto, this Agreement constitutes, and at the Closing the Ancillary Agreements will constitute, the valid and binding obligation of the Sellers, enforceable against each Seller in accordance with their respective terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the exceptions listed in (a) and (b) are referred to herein as the “Bankruptcy and Equity Exception”).

Section 4.3    Title to Transferred Equity Securities. The Cayman Seller is the sole record and beneficial owner of the Transferred Equity Securities in respect of the U.S. Parent Company and has good and valid title to the Transferred Equity Securities in respect of the U.S. Parent Company, free and clear of all Encumbrances. The Cayman Seller and U.S. Seller, together, are the sole record and beneficial owners of the Transferred Equity Securities in respect of the Dutch Parent Company and have good and valid title to the Transferred Equity Securities in respect of the Dutch Parent Company, free and clear of all Encumbrances. Neither Seller is the subject of any bankruptcy, reorganization or similar proceeding. The delivery to the Purchaser of the Transferred Equity Securities pursuant to this Agreement will transfer and convey good and valid title of the Transferred Equity Securities to the Purchaser, free and clear of all Encumbrances. Except for this Agreement, there are no Contracts, agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by either Seller or to which either Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of, or any other restrictions on, any Transferred Equity Securities. Neither Seller has any right to receive or acquire any equity interest of the U.S. Parent Company, Dutch Parent Company or any other Acquired Company.

Section 4.4    No Conflict. Except for the requirements of the HSR Act and any other applicable Competition Laws, neither the execution, delivery and performance by the Sellers of this Agreement or the Ancillary Agreements, nor the consummation by the Sellers of the transactions contemplated by this Agreement, will (a) conflict with or result in a breach of the provisions of or the creation of any Encumbrance under, or constitute a default or create a right of acceleration, termination or amendment under the Constituent Documents of either Seller, (b) violate any Law or Judgment applicable to the Sellers or (c) require either Seller to obtain any Governmental Authorization or make any filing with any Governmental Authority except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.5    Brokers Fees. Neither Seller has incurred, nor will incur, any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser or any Acquired Company would become liable or obligated or for which the Purchaser or any Acquired Company, after the Closing Date, will have any continuing obligation.

Section 4.6    Litigation. There are no Proceedings involving either Seller that are pending or, to the Knowledge of the Sellers, threatened, which question the validity of this Agreement or any action taken or to be taken by it in connection herewith or would reasonably be expected to interfere in any material respect with the performance by the Sellers of the Sellers’ obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.7    No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 4, NEITHER THE SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY IN

CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE 5 OR ANY REPRESENTATIONS AND WARRANTIES OF THE SELLER GP, THE SELLERS, THE U.S. PARENT COMPANY, THE DUTCH PARENT COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT). THE SELLERS EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. THE PURCHASER WILL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN THIS ARTICLE 4 AND THE COMPANY SET FORTH IN ARTICLE 5, AND ANY REPRESENTATIONS AND WARRANTIES OF THE SELLER GP, THE SELLERS, THE U.S. PARENT COMPANY, THE DUTCH PARENT COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE SELLERS OR ACQUIRED COMPANIES ARE DIRECTLY OR INDIRECTLY MAKING ANY REPRESENTATION OR WARRANTY AS TO PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD LOOKING STATEMENTS RELATING TO ANY ACQUIRED COMPANY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows, except as set forth on the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of Article 5 of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Article 5 to which the relevance of such item is reasonably apparent on its face):

Section 5.1    Organization and Good Standing. Each Acquired Company is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, formation or registration and has all requisite corporate (or other applicable legal entity) power and authority to conduct its business as presently conducted. Each Acquired Company is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a foreign legal entity in each jurisdiction in which the nature of its activities requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchaser copies of the Constituent Documents of the Acquired Companies, each as in effect as of the date of this Agreement, and the Acquired Companies, as applicable, are not in violation of the Constituent Documents.

Section 5.2    Authority and Enforceability. Each of the U.S. Parent Company and Dutch Parent Company has the requisite corporate power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements and to perform its obligations under this Agreement and the applicable Ancillary Agreements. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the U.S. Parent Company and the Dutch Parent Company has been duly authorized by the necessary action of the Sellers, as applicable. No additional action, including any other vote or consent by any members or other equityholders of either the U.S. Parent Company and the Dutch Parent Company, is required to authorize this Agreement or the performance by the Acquired Companies of their respective obligations under this Agreement and the Ancillary Agreements. Each of the U.S. Parent Company and the Dutch Parent Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, each of the U.S. Parent Company and the Dutch Parent Company will have duly and validly executed and delivered the Ancillary Agreements to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the other parties thereto, this Agreement constitutes, and at the Closing the Ancillary Agreements to which it is a party will constitute, the valid and binding obligation of each of the U.S. Parent Company and the Dutch Parent Company, enforceable against each of the U.S. Parent Company and the Dutch Parent Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.3    No Conflict. Except for the requirements of the HSR Act and any other applicable Competition Laws, neither the execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Company of the transactions contemplated by this Agreement, will (a) conflict with or violate the Constituent Documents of any of the Acquired Companies, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract or Lease to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any Encumbrance on any of the assets of any of the Acquired Companies, (d) violate any Law or Judgment applicable to the Acquired Companies or (e) except for required filings related to the identity of, or any business conducted by, the Purchaser or its Affiliates, require any of the Acquired Companies to obtain any Governmental Authorization or make any filing with any Governmental Authority except, in the case of the foregoing clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 5.4    Capitalization and Subsidiaries.

(a)    Section 5.4(a) of the Company Disclosure Schedule sets forth for each Acquired Company (i) its name and jurisdiction of organization and (ii) the number of issued and outstanding shares of capital stock or other Equity Securities and the record holders thereof. The Transferred Equity Securities constitute the only issued and outstanding shares of equity interests of the Company. No Acquired Company owns or has any rights to acquire, directly or indirectly, any capital stock or other Equity Securities of any Person, except for the Subsidiaries set forth in Section 5.4(a) of the Company Disclosure Schedule. All of the issued and outstanding Equity Securities of each Acquired Company have been duly authorized and are validly issued, owned of record by, and only by, one or more of the Acquired Companies and, in the case of shares of capital stock, are fully paid and nonassessable and free of any Encumbrances.

(b)    Except as provided in Section 5.4(a) and other than this Agreement, there are no (i) Equity Securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such Equity Securities, issued, reserved for issuance or outstanding or (ii) subscriptions, options, warrants, equity securities, calls, rights or other Contracts to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, exchange, sell, purchase, redeem or otherwise acquire, or cause to be issued, exchanged, sold, purchased, redeemed or acquired, Equity Securities of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such Equity Securities. Other than this Agreement, there are no Contracts to which any Acquired Company is a party or by which any Acquired Company is bound with respect to the transfer, voting (including voting trusts or proxies), registration under the Securities Act of 1933 (the “Securities Act”) or any state securities Law of the Equity Securities of any Acquired Company. No holder of Indebtedness of any Acquired Company has any right to convert or exchange such Indebtedness for any Equity Securities of any Acquired Company. No holders of outstanding Indebtedness of any Acquired Company have any rights to vote for the election of directors or managers (or similar member of any governing body) of any Acquired Company.

(c)    Neither the Company nor any of the other Acquired Companies has any unsatisfied liability or obligation to pay any dividend or other distribution in respect of any of the Acquired Companies’ capital stock (and no Acquired Company has accrued or declared, but unpaid, dividends or other distributions or obligations to make any payments in respect of any Acquired Company’s capital stock).

Section 5.5    Financial Statements.

(a)    Attached as Section 5.5 of the Company Disclosure Schedule are the following financial statements:

(i)    an audited consolidated balance sheet of all Acquired Companies as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of operations and comprehensive income (loss), changes in partners’ capital and cash flows for the year then ended, including in each case the notes thereto, together with the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants (together, the “Audited Financial Statements”);

(ii)    an unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2018 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of comprehensive income (loss) for the year-to-date period then ended (together with the Audited Financial Statements, the “Financial Statements”).

(b)    Except as provided or described in the Financial Statements, the Financial Statements fairly present in all material respects the financial condition and results of operations of the applicable Acquired Companies on a consolidated basis as of the respective dates thereof and for the periods indicated therein. The Financial Statements have been prepared in accordance with GAAP consistent with past practice and applied on a consistent basis throughout the periods indicated (except that the unaudited interim financial statements are subject to normal year-end adjustments that would not reasonably be expected to be material to the Acquired Companies on a consolidated basis and do not contain all footnotes or other presentation items as required by GAAP). The Acquired Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP, consistently applied. Since December 31, 2015, no officer, director, or employee of any Acquired Company has refused to execute any certification of any nature whatsoever required by Law or requested by any accounting, banking, financial, or legal firm or entity, and there have been no internal or external investigations regarding illegal or fraudulent financial reporting or accounting policies and practices at or with respect to any Acquired Company discussed with or initiated by any executive officer or director of any Acquired Company or the Sellers or that have been disclosed to the auditors of any Acquired Company or the Sellers.

Section 5.6    No Undisclosed Liabilities. No Acquired Company has any material Liabilities as of the date of this Agreement that would be required to be reflected on a consolidated balance sheet of the Acquired Companies as of such date prepared in accordance with GAAP, except for Liabilities (a) reflected, reserved against or otherwise disclosed in the Financial Statements (including the notes thereto), (b) arising in the ordinary course of business after the date of the Interim Balance Sheet, (c) incurred in connection with the transactions contemplated by this Agreement, or (d) disclosed in Section 5.6 of the Company Disclosure Schedule.

Section 5.7    Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect. Since the date of the Interim Balance Sheet through the date of this Agreement, except as otherwise contemplated by this Agreement, the Acquired Companies have operated their business in all material respects in the ordinary course of business. Since the date of the Interim Balance Sheet and through the date of this Agreement, the Company and the other Acquired Companies have not taken any action that, if taken during the period from the date of this Agreement through the Closing without the Purchaser’s consent, would constitute a breach of any provision of Section 7.2(b).

Section 5.8    Real Property. Section 5.8 of the Company Disclosure Schedule sets forth an accurate and complete description as of the date of this Agreement of (a) all real property owned by any Acquired Company (the “Owned Real Property”), including the address, record owner, tax parcel number(s) and legal description thereof, (b) all real property leased or subleased by any Acquired Company (the “Leased Real Property,” and together with the Owned Real Property, collectively, the “Real Property”), including the address and the names of the parties to the applicable leases and subleases, and (c) all Contracts pursuant to which any Acquired Company leases or subleases the Leased Real Property, including all amendments, modifications, supplements, extensions, renewals and guaranties thereto or thereof (collectively, the “Leases”), or has a right or obligation to acquire ownership of or enter into a lease with respect to any material real property. The Company has made available to the Purchaser true, correct and complete copies of (i) all of the Leases, (ii) all title insurance policies and surveys obtained on or after March 1, 2012 in the Acquired Companies’ possession pertaining to the Real Property or any portion thereof and (iii) all real property tax bills for the Owned Real Property (and such real property tax bills cover the entirety of the Owned Real Property and do not cover or apply to any other real property) which have been provided to the Acquired Companies by the applicable taxing authorities prior to the date of this Agreement for taxable periods ending during 2018 and 2017. The Acquired Companies have good and marketable fee simple title to (or regarding real properties in the Netherlands, hold a valid ground lease interest “recht van erfpacht” in) each Owned Real Property and a good and valid leasehold interest in each Leased Real Property, free and clear of any Encumbrances. No Acquired Company is in default under any Lease, no Acquired Company has received any written notice of default under any Lease that has not been fully cured, and, to the Company’s Knowledge, no counterparty to any Lease is in default thereunder. There are no leases, subleases, licenses or other agreements granting to any Person other than the Acquired Companies any right to the possession, use, occupancy or enjoyment of the Owned Real Property or Leased Real Property or any portion thereof, and the Acquired Companies enjoy peaceful, undisturbed and exclusive possession of the Real Property. As of the date of this Agreement, there are no Proceedings pending nor, to the Company’s Knowledge, threatened, against or affecting the Real Property or any portion thereof. As of the date of this Agreement, no Acquired Company has received written notice of any Proceeding by any Governmental Authority with respect to the Real Property or any portion thereof. There are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase or lease all or any portion of the Real Property. Except as set forth in Section 5.8 of the Company Disclosure Schedule, none of the Leases have been amended, modified, supplemented, replaced, terminated or cancelled, and each Lease is valid, binding and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), is in full force and effect, and is the complete and only agreement relating to the applicable Acquired Company’s use and occupancy of the applicable Leased Real Property. All leasing commissions or other brokerage fees due from or payable by the Acquired Companies with respect to the Real Property have been paid in full. Since March 1, 2012, no special assessments have been levied against any portion of the Owned Real Property, and, to the Company’s Knowledge, no such special assessments are contemplated or pending. Except as set forth on Section 5.8 of the Company Disclosure Schedule, no casualty events have occurred at or with respect to the Real Property in the past three years. The Real Property constitutes all of the real property and interests in real property that is necessary to conduct and operate the business of the Acquired Companies as currently conducted and operated. All buildings, improvements and fixtures located on the Real Property are structurally safe and sound, fit for their intended purposes, and in good working order and condition. The Real Property is in compliance with all applicable Laws, including zoning Laws, in all material respects. There are no pending, or to the Company’s Knowledge, contemplated, zoning changes, variances or special zoning exceptions, conditions or agreements affecting or which would affect any portion of the Real Property. All of the Real Property has access to dedicated public streets which provide vehicular and pedestrian ingress and egress. No Acquired Company is in material default under, or in breach of, any of the items described in clause (g) of the definition of “Encumbrance”, and to the Company’s Knowledge, no other party thereto is in material default thereunder or in breach thereof.

Section 5.9    Tangible Personal Property. The Acquired Companies, as applicable, have good title to, or in the case of leased assets, valid leasehold interests in, all of their material tangible personal property, free and clear of all Encumbrances.

Section 5.10 Intellectual Property.

(a)    The Acquired Companies own or otherwise have the right to use all material Intellectual Property used in the operation of their business as presently conducted (the “Acquired Companies’ Intellectual Property”). All Owned Intellectual Property is solely owned by an Acquired Company free and clear of all Encumbrances.

(b)    None of the activities or business presently conducted by any Acquired Company or an Acquired Company’s present use of the Owned Intellectual Property infringes or violates, or constitutes a misappropriation of, and in the past three years has not infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any Person. Except as set forth on Section 5.10(b) of the Company Disclosure Schedule, the Acquired Companies have not received from any Person in the past six years (or earlier for matters that are still unresolved) any written allegation that any of the Owned Intellectual Property or the operation of the business of the Acquired Companies is infringing, misappropriating, or otherwise violating the Intellectual Property rights of any Person.

(c)    To the Company’s Knowledge, no other Person is infringing, violating or misappropriating any of the Owned Intellectual Property. No Person has challenged in a writing received by any of the Acquired Companies in the past three years the validity, enforceability, or ownership of the Owned Intellectual Property.

(d)    Section 5.10(d) of the Company Disclosure Schedule sets forth an accurate and complete list of the patents and patent applications, trademark registrations and trademark applications, copyright registrations, and registered domain names included in the Owned Intellectual Property (the Intellectual Property required to be scheduled pursuant to Section 5.10(d) collectively, the “Registered IP”) in each case including, as applicable, the owner, inventor, application number, registration number, issue date, and jurisdiction, and next prosecution or maintenance deadline. The Registered IP is valid, subsisting, and enforceable. All necessary registration, maintenance and renewal fees in connection with each item of Registered IP have been made and any action that must be taken within sixty days following the Closing for the purposes of maintaining, registering, preserving, or renewing any Registered IP, including the payment of any registration, maintenance, annuity, or renewal fees will be attended to by the Acquired Companies.

(e)    The Acquired Companies use commercially reasonable measures to protect the Confidential Information included in the Owned Intellectual Property or otherwise held by or under the control of the Acquired Companies. The Acquired Companies possess, and shall retain after Closing, documentation of formulae and manufacturing processes for products being produced by the Acquired

Companies as of the date of this Agreement which documentation is current, accurate, and sufficient in detail and content to identify and explain the formulation and production of the products. In each case in which an Acquired Company has acquired any of the Owned Intellectual Property through or from any current or former employee, consultant, independent contractor or other Person, including any Owned Intellectual Property developed by such Person on behalf of or at the direction of an Acquired Company, the relevant Acquired Company has obtained a valid and enforceable written assignment agreement sufficient to transfer all rights, title and interest in that Intellectual Property to the Acquired Companies to the extent any such rights did not become the sole property of the Acquired Companies by operation of Law.

(f)    All software used internally by the Acquired Companies is owned by an Acquired Company or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. To the Company’s Knowledge, the software and IT hardware used to operate the business of the Acquired Companies (i) are in satisfactory working order, (ii) have commercially reasonable security, back-ups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach, (iii) are configured and maintained to minimize the effects of viruses and do not contain trojan horses, malware, or other malicious code, and (iv) have not suffered any material error, breakdown, failure or security breach in the twenty-four months prior to the date of this Agreement which has caused disruption or damage to the businesses of the Acquired Companies.

(g)    The Acquired Companies have at all times since March 1, 2012, complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used, or held for use by the Acquired Companies in the conduct of their business. No claim, action or proceeding has been asserted or threatened in a writing received by any of the Acquired Companies since March 1, 2012 alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights, and to the Knowledge of the Company, and assuming the compliance of the Purchaser and, after the Closing, the Company, with all applicable Laws, the consummation of the transactions contemplated hereby will not materially breach or otherwise cause any violation of any Laws or rule, policy, or procedure related to rights of publicity, privacy, data protection, information security, or the collection, use, storage, or disposal of personal information collected, used, or held for use by the Acquired Companies in the conduct of their businesses. The Acquired Companies (i) have materially complied with all local regulatory requirements relating to the collection, use, storage or disposal of personal information, including registrations, and (ii) take reasonable measures, including, any measures required by any applicable Laws, to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 5.11    Contracts.

(a)    Section 5.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which any Acquired Company is a party, which is:

(i)    for the purchase or sale of materials, supplies, goods, equipment or services that involved the payment by or to any Acquired Company of more than $5,000,000 in the aggregate in the 12 calendar months ended September 30, 2018, or is reasonably expected to involve payments by or to any Acquired Company of more than $5,000,000 during the 12 calendar months ending on September 30, 2019;

(ii)    for capital expenditures in excess of $3,000,000, or which directly relates to any capital project, the total expenses of which are reasonably likely to aggregate to more than $3,000,000;

(iii)    (A) a mortgage, charge, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness and, in each case, having an outstanding principal amount in excess of $1,000,000 or (B) any guarantee of, or any similar commitment by the Acquired Companies with respect to the obligations, liabilities or Indebtedness of any other Person, other than, in the case of this clause (B), those entered into in the ordinary course of business, or (C) any Contract mortgaging, pledging or otherwise evidencing an Encumbrance on the Transferred Equity Securities or the assets of the Acquired Companies;

(iv)    any requirements Contract obligating any Acquired Company to satisfy a minimum purchase or supply obligation after the date of this Agreement in excess of $5,000,000;

(v)    a Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees (excluding standard commercial rebates based on volume or payment terms), (C) “most favored nation” or similar provision granted by any Acquired Company or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Acquired Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(vi)    a Contract which is a purchase agreement, purchase and sale agreement, divestiture agreement, separation agreement, merger agreement, transaction agreement or other similar agreement to which any Acquired Company (or any of their respective predecessors or assignors) is or has been party relating to the purchase, divestiture, spin-out or sale of any other Person, business unit or assets (other than assets, inventory or equipment purchased in the ordinary course of business) involving consideration (including the assumption of liabilities and liabilities remaining with the acquired entity) in excess of $5,000,000 or which has otherwise been entered into since January 1, 2015 or for which there are any ongoing indemnification rights or obligations or payment rights or obligations by any Acquired Company;

(vii)    a Contract under which any Acquired Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000;

(viii)    a Contract under which any Acquired Company is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000;

(ix)    a license or other Contract under which any Acquired Company has obtained a license to use the Intellectual Property of another Person (except for any “off-the-shelf” or other software generally commercially available on standard terms and conditions under which an Acquired Company is the licensee) for which royalty payments exceeded $250,000 for the 12 calendar months ended September 30, 2018;

(x)    a license or other material Contract under which an Acquired Company has granted a license to use Owned Intellectual Property to another Person, other than licenses implied by the sale of products;

(xi)    a Contract not otherwise disclosed pursuant to the foregoing clauses (ix) or (x) containing any covenant or other provisions that in any way limit or restrict the Acquired Companies’ ability to use, exploit, assert, register, or enforce any Owned Intellectual Property anywhere in the world, including any Contracts entered into in connection with any settlement, franchise, co-existence, or non-compete;

(xii)    a joint venture, joint development agreement, collaboration agreement, alliance or partnership agreement or similar arrangement excluding agreements with any customer pursuant to which an Acquired Company develops a customized product or a formulation pursuant to specifications provided by such customer;

(xiii)    a Contract which is a settlement, conciliation or similar Contract with any Governmental Authority or pursuant to which any Acquired Company is obligated to pay consideration after the date of this Agreement in excess of $500,000;

(xiv)    an employment Contract whether on a full-time, part-time or consulting basis receiving an annual base salary in excess of $300,000 that is not terminable by an Acquired Company without penalty or further payment and without more than 60 days’ notice;

(xv)    a collective bargaining agreement or other agreement, written or oral, with a labor organization or other organization that represents or purports to represent employees; or

(xvi)    a Contract that limits or purports to limit the ability of the Acquired Companies to engage or compete in any line of business, with any Person or in any market or geographical area.

The Contracts listed in Section 5.11(a) of the Company Disclosure Schedule are referred to in this Agreement as the “Material Contracts”.

(b)    With respect to each such Material Contract, neither any Acquired Company party to the Material Contract, nor, to the Company’s Knowledge, any other party to the Material Contract is in material breach or default under the Material Contract (nor, to the Company’s knowledge, has any event occurred with which the passage of time or the giving of notice or both would reasonably be expected to result in such a breach or default). Subject to the Bankruptcy and Equity Exception, each Material Contract is valid, binding, and enforceable and in full force and effect as to the applicable Acquired Company party thereto in accordance with its terms except to the extent it has previously expired in accordance with its terms after the date of this Agreement. Since January 1, 2016, no Acquired Company has received any written notice of any material default under any Material Contract that has not been cured or any other termination notice with respect thereto. The Sellers have made available a true, correct and complete copy of each Material Contract, including any amendments, supplements, modifications and material waivers and notices thereto.

Section 5.12    Tax Matters.

(a)    Each of the Acquired Companies has timely (within any applicable extension periods) filed all income and other material Tax Returns required to be filed on or prior to the Closing Date for any Pre-Closing Period, and all such Tax Returns were correct and complete in all material respects and were prepared and filed in material compliance with all applicable Laws. All material Taxes (i) due and owing by the Acquired Companies with respect to any Pre-Closing Period have been paid or adequate provision has been made therefore, and (ii) that each Acquired Company is obligated to withhold from amounts owing to any Person have been duly and timely withheld and paid over to the relevant Governmental Authority. Each of the Acquired Companies has paid or has accrued as a Liability in the Financial Statements all Taxes of or required to be paid by it for all Pre-Closing Periods. The unpaid Taxes of the Acquired Companies did not, as of the Closing Date, exceed (x) the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements or (y) the reserve described in clause (x) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Acquired Companies in filing Tax Returns. All information set forth in the Financial Statements (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(b)    The Acquired Companies have not (i) agreed to waive or extend the statute of limitation applicable to the assessment or collection of any material Tax that has not yet been either paid or resolved in full or (ii) agreed in writing to extend the time within which to file any Tax Return of, related to, or that includes an Acquired Company, which has not been since filed within the prescribed extended period.

(c)    To the Company’s Knowledge, as of the date of this Agreement, no Tax Return filed by or with respect to the Acquired Companies is currently under examination by any Governmental Authority. There are no Encumbrances for Taxes upon any of the assets of any Acquired Company.

(d)    No Tax Proceeding is being conducted or has been threatened in writing with respect to any Taxes of the Acquired Companies. No Governmental Authority has proposed in writing delivered to an Acquired Company, or, to the Company’s Knowledge, is threatening to propose any material adjustment to any item with respect to Taxes applicable to the Acquired Companies. To the Company’s Knowledge, no request for exchange of information regarding Tax relating to the Acquired Companies or in respect of the business relations of the Acquired Companies has been made by any Governmental Authority. No claim or notification has been made by any Governmental Authority in a jurisdiction where any Acquired Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction. The Acquired Companies have complied in all material respects with the Laws regarding transfer pricing (including the execution and maintenance of contemporaneous documentation and a master file/local file, as applicable, required to substantiate transfer pricing practices of the Acquired Companies), and have made or will upon request make available to the Purchaser true and complete copies of all material transfer pricing studies or reports prepared with respect to the Acquired Companies, if any.

(e)    None of the Acquired Companies (i) is a party to or is bound by or obligated under any Tax sharing, allocation or similar agreement or arrangement with any Person other than another Acquired Company, (ii) is or was a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than any such group the common parent of which is an Acquired Company), (iii) has any material liability for Taxes of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as transferee, successor or otherwise, (iv) is or has been subject to any Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction, (v) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), or private letter ruling or similar foreign Tax ruling, (vi) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (vii) is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(f)    None of the Acquired Companies has (i) been a party to or has participated in any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2) or (ii) transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code, or (iii) been a party to a gain recognition agreement under Section 367 of the Code.

(g)    No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of any (A) change in method of accounting for a Pre-Closing Period, (B) installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date, including pursuant to Section 451(b) of the Code, (C) prepaid amount received on or prior to the Closing Date, (D) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date, (E) election pursuant to Section 108(i) or Section 965(h) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (F) excess loss account within the meaning of the Treasury Regulations under Section 1502 of the Code or (G) amount in income for a taxable year ending on or after December 31, 2017 as a result of the application of Section 965 of the Code.

(h)    The Acquired Companies are not real estate investment companies (onroerendezaaklichamen) within the meaning of Article 4 of the Dutch Legal Transfer Act 1970 (Wet op belastingen van rechtsverkeer 1970). With respect to the Acquired Companies, no transactions as described in Article 15ai of the Dutch Corporate Income Tax Act 1969 have taken place in the past six years between companies within the Dutch Fiscal Unity in which course hidden reserves and/or goodwill were (are) transferred. Neither the Dutch Parent Company nor any of its Subsidiaries have made any dividend distribution, other than the dividend that was paid in fiscal year 2014.

(i)    For U.S. federal income Tax purposes (i) the Dutch Parent Company made a valid and timely filed election on Internal Revenue Service Form 8832 (Entity Classification Election) to be disregarded as an entity separate from its sole owner, the Cayman Seller, effective as of the date of its formation, and (ii) since the date of its respective formation, each of the U.S. Parent Company, Sonneborn do Brasil Representacoes Comercials LTDA, and the Subsidiaries of the Dutch Parent Company has been treated as a corporation. No asset held by any Acquired Company is an interest in a joint venture or partnership for Tax purposes. Section 5.4(a) of the Company Disclosure Schedule sets forth for each Acquired Company its Tax residence and entity classification for U.S. federal income Tax purposes (including any entity classification election in effect pursuant to Treasury Regulations Section 301.7701-3, the classification so elected, and the effective date of such election).

(j)    Section 5.12, Section 5.5, Section 5.7 and Section 5.13 constitute the sole and exclusive representations and warranties of the Company with respect to any matters relating to Taxes.

Section 5.13    Employee Benefit Matters.

(a)    Section 5.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Plan.

(b)    With respect to each material Company Plan, the Company has made available to the Purchaser, to the extent applicable, (i) an accurate and complete copy of the written plan document (or, with respect to any unwritten material Company Plan, an accurate and complete summary of the terms of such material Company Plan), (ii) the summary plan description, if any, (iii) the most recently filed Form 5500, including all schedules thereto, financial statements and the opinions of independent accountants, (iv) the most recent actuarial valuation report, and (v) with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), the most recent determination, advisory or opinion letter issued by the IRS for each such Company Plan.

(c)    Each Company Plan has been operated in all material respects in accordance with the terms of such Company Plan and in material compliance with the applicable provisions of Law (including ERISA and the Code). Each Qualified Plan has received a favorable determination, advisory or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and no events have occurred and no circumstances exist that would reasonably be expected to result in the loss of such qualification. With respect to any Company Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Acquired Companies have complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”), with respect to their employees (and their eligible dependents). All contributions, reimbursements, premium payments and other payments required to be made under any Company Plan have been made on or before their applicable due dates and in accordance with applicable Law.

(d)    There are no pending or, to the Knowledge of the Company, threatened proceedings against any Company Plan or any fiduciary thereof, or any Acquired Company with respect to any Company Plan (other than routine claims for benefits), no Company Plan is under audit or is the subject of an administrative proceeding by any Governmental Authority, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened.

(e)    Section 5.13(e) of the Company Disclosure Schedule sets forth a true and complete list of each Company Plan that is a defined benefit pension plan. Neither any Acquired Company nor any ERISA Affiliate currently sponsors, contributes to, has an obligation to contribute to, or has in the last six years, sponsored, contributed to, or had an obligation to contribute to, (i) any defined benefit pension plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (ii) any “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)    Except as set forth in Section 5.13(f) of the Company Disclosure Schedule, neither any Acquired Company nor any ERISA Affiliate are required to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or have had any obligation to make contributions to any such multiemployer plans within the past six years. Since March 1, 2012, the Acquired Companies and each ERISA Affiliate has timely made all contributions required to be made by them to any multiemployer plan under the terms of the multiemployer plan and/or the applicable collective bargaining agreement that governs such contribution obligation. Neither the Acquired Companies nor any ERISA Affiliate, (i) has incurred or triggered either a complete or partial withdrawal (as defined in Section 4203 or Section 4205 of ERISA) from any multiemployer plan or (ii) have any Knowledge as of the date hereof of any facts that would give rise to a partial withdrawal from any such plan by any such entity. For each multiemployer plan, the Acquired Companies have made available to Purchaser, (A) true and correct copies of all material correspondence provided to it from each such multiemployer plan in the 12 months prior to the date of this Agreement relating to its funded status, relating to or describing the existence of any minimum funding violation or application for waiver of a minimum funding violation, or containing any reference to or description of any rehabilitation plan or funding improvement plan adopted under applicable law, (B) copies of any participation agreements entered into between the Acquired Company and the multiemployer plan in the twelve months prior to the date of this Agreement and (C) a copy of the most recent estimate, if any has been received by it from the multiemployer plan setting forth the estimated withdrawal liability which would be imposed by the multiemployer plan if the Acquired Company were to withdrawal from the multiemployer plan in a complete withdrawal, and the factors and methods used to determine such estimate.

(g)    No Company Plan provides, and no current or former employee, director, consultant or independent contractor of any Acquired Company is entitled to receive from any Acquired Company, any health, medical or other welfare benefits after retirement or other termination of employment or service other than for continuation coverage required under Section 4980B of the Code or other applicable Law.

(h)    Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered, in all material respects, in compliance with Section 409A of the Code. No current or former employee, director, consultant or independent contractor of any Acquired Company is entitled to a gross-up, indemnification or other reimbursement from any Acquired Company for any Taxes imposed under Section 409A of the Code.

(i)    Except as set forth in Section 5.13(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, including termination of employment) will (i) result in any payment (including any severance or bonus payment) becoming due to any current or former employee, director or independent contractor of any Acquired Company, (ii) result in any forgiveness of indebtedness to any current or former employee, director, or independent contractor of any Acquired Company, (iii) increase, or result in the accelerating of the time of payment or vesting of, the compensation or benefits due to any current or former employee, director, or independent contractor of any Acquired Company, (iv) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under any Company Plan, or (v) limit or prohibit the ability to amend, merge, termination, or receive a reversion of assets from, any Company Plan or related trust. No current or former employee, director, consultant or independent contractor of any Acquired Company is entitled to a gross-up, indemnification or other reimbursement from any Acquired Company for any Taxes imposed under Section 4999 of the Code.

(j)    Each Company Plan subject to the Laws of a jurisdiction other than the United States: (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) that is a retirement plan or is required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(k)    Neither the Company nor any of other Acquired Companies has any unsatisfied liability or obligation to pay any dividend or other distribution in respect of any of the Acquired Companies’ or equity awards (and no Acquired Company has accrued or declared, but unpaid, dividends or other distributions or obligations to make any payments in respect of any Acquired Company’s equity awards).

Section 5.14    Employment and Labor Matters.

(a)    Section 5.14 of the Company Disclosure Schedule sets forth an accurate and complete list of any collective bargaining, works council or similar agreement to which an Acquired Company is a party or which otherwise applies to any employee of any Acquired Company. As of the date of this Agreement, there are no labor union, trade union or work council organizing activities pending, or, to the Company’s Knowledge, threatened, with respect to employees of any Acquired Company. There is no and since January 1, 2016 there has not been any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Company’s Knowledge, threatened between any Acquired Company, on the one hand, and any of its employees, on the other hand, except for disputes with individual employees arising in the ordinary course of business. The Acquired Companies are in material compliance with all applicable Laws pertaining to the employment of their current and former employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination, wages and hours (including classification of employees and independent contractors, and equitable pay practices), reduction in force, notice, information and consultation requirements, and other similar employment activities, and no Proceedings relating to noncompliance with the foregoing are pending or, to the Company’s Knowledge, threatened.

(b)    The Acquired Companies have complied in all material respects with all applicable Laws pertaining to the employment of their current and former employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination, wages and hours (including correct classification of employees under the Fair Labor Standards Act or any other law relating to the payment of wages and overtime, and correct classification of independent contractors and temporary workers, and equitable pay practices), reduction in force, notice, information and consultation requirements, and other similar employment activities, and no Proceedings relating to noncompliance with the foregoing are pending or, to the Company’s Knowledge, threatened. There is not currently, and has not been since January 1, 2016, any claims of harassment, sexual or otherwise, that would violate any policy of an Acquired Company made against any executive of an Acquired Company while such executive was serving as an executive of an Acquired Company.

(c)    There are no material: unfair labor practice charges, grievances, arbitrations, lawsuits, administrative complaints, proceedings alleging violations of any Law relating to employment, or any other material complaints, pending against any Acquired Company nor, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any Acquired Company.

(d)    In the three years prior to the date of this Agreement, no Acquired Company has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of an Acquired Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of an Acquired Company.

(e)    Section 5.14(e) of the Company Disclosure Schedule sets forth, to the extent allowed by applicable Law (including data privacy Law): (i) true and complete anonymized list of each Acquired Company’s current employees, contractors and consultants as of the date hereof; (ii) the base compensation and benefits of each such employee, contractor and consultant; (iii) the title, position and/or job classification held by each such employee, contractor and consultant, and whether each person is and has been treated as “exempt” or “non-exempt” for purposes of federal, state and/or local laws governing the potential payment of overtime; and (iv) a true and complete list of all such employees working in the United States who hold temporary work authorization (including type of work authorization and validity period). All current employees who are performing services for the Acquired Companies in the United States are legally authorized to work in the United States.

Section 5.15    Environmental Matters.

(a)    Except as set forth in Section 5.15 of the Company Disclosure Schedule:

(i)    (A) the Acquired Companies hold all Environmental Permits required of the Acquired Companies under Environmental Laws to conduct their business as presently conducted and the occupancy of the Real Property as presently occupied and (B) each material Environmental Permit is identified in Section 5.15 of the Company Disclosure Schedule;

(ii)    the Acquired Companies are, and since January 1, 2016 have been, in material compliance with, and have no material Liability under, (A) all Environmental Laws applicable to the conduct of their business as presently conducted and the occupancy of the Real Property as presently occupied and (B) all Environmental Permits required of the Acquired Companies under Environmental Laws to conduct their business as presently conducted or to occupy the Real Property as presently occupied;

(iii)    from January 1, 2016 through the date of this Agreement, no Acquired Company has received any written notice regarding any violation of or Liability under any Environmental Law;

(iv)    as of the date of this Agreement, no Proceeding is pending or, to the Company’s Knowledge, threatened against any Acquired Company that alleges a violation of or Liability under any applicable Environmental Laws that, if adversely determined, would result in a material Liability to the Company;

(v)    no Acquired Company, nor any predecessor of any Acquired Company, or any entity previously owned by an Acquired Company, has (A) Released any Hazardous Materials at any Real Property or any real property formerly owned, leased or occupied by an Acquired Company or any entity previously owned by an Acquired Company, or (B) transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material, in each case in a manner which has or could reasonably be expected to result in material Liability under Environmental Law against the Acquired Companies;

(vi)    there are no underground storage tanks at the Real Property and, to the Company’s Knowledge, there are no (A) polychlorinated biphenyl containing equipment; or (B) asbestos containing material at the Real Property;

(vii)    the Company has made available to Purchaser copies of all Phase I or Phase II environmental assessments, and material environmental investigations, studies, and audits conducted by, on behalf of, and which are in the possession of the Acquired Companies with respect to any Real Property;

(viii)    the Acquired Companies are in compliance with any plan approved by any Governmental Authority regarding the extraction or remediation of soil and ground water;

(ix)    no Acquired Company has entered into or is subject to, any judgment, decree, order with any Governmental Authority under any Environmental Laws, the obligations of which remain outstanding; and

(x)    no Acquired Company has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including any obligation for investigation, corrective or remedial action.

This Section 5.15 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental matters.

Section 5.16    Governmental Authorizations. The Acquired Companies have and are in material compliance with all material Governmental Authorizations that are necessary for them to conduct their business as presently conducted, and no event has occurred which allows, or upon the giving of notice or the passage of time, or both, would allow, the suspension, revocation or termination of any such Governmental Authorization. Since January 1, 2016, no Acquired Company has received any written notice stating that the conduct of its business is currently in material violation of any Governmental Authorization. There is no (and, since January 1, 2016, there has not been any) Proceeding pending or, to the Company’s Knowledge, threatened against any Acquired Company that alleges a violation by any Acquired Company of any applicable Governmental Authorization that, if adversely determined to an Acquired Company, would have individually or in the aggregate, a Material Adverse Effect.

Section 5.17    Compliance with Laws.

(a)    The business of the Acquired Companies, taken as a whole, is being conducted and since January 1, 2016 has been conducted in compliance with all applicable Laws except for such violations as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. This Section 5.17 does not relate to Intellectual Property matters, which are the subject of Section 5.10, Tax matters, which are the subject of Section 5.12, employee benefits matters, which are the subject of Section 5.13, environmental matters, which are the subject of Section 5.15, or matters relating to Governmental Authorizations, which are the subject of Section 5.16.

(b)    The Acquired Companies have at all times since January 1, 2016 conducted all export and import activities in accordance with (1) all applicable U.S. export and re-export laws and regulations, including, the Export Administration Act of 1979, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, and their respective regulations, including but not limited to: the Export Administration Regulations, the Office of Foreign Asset Control Regulations and the International Traffic in Arms Regulations (collectively “Export Laws”); (2) all applicable U.S. import laws and regulations including but not limited to the U.S. Customs Laws and the U.S. Foreign Trade Regulations (collectively, “Import Laws”); (3) all applicable sanctions laws and regulations, including but not limited to all sanctions programs administered by the U.S. Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State; (collectively, “Sanctions Laws”) (4) all other U.S. or non-U.S. Export Laws, Import Laws and Sanctions Laws governing the conduct of the Acquired Companies and their respective business, and (5) all anti-bribery and anti-money laundering regulations applicable to the business of the Acquired Companies, including but not limited to the Foreign Corrupt Practices Act (“FCPA”) and the UK Anti-Bribery Act. Collectively, the laws and regulations applicable to items (1) through (5) shall be referred to as “Compliance Laws and Regulations”. Without limiting the foregoing:

(i)    the Acquired Companies have obtained and maintain all licenses or other authorizations and/or properly invoked all license exceptions (collectively, the “Compliance Approvals”) related to any activity of any of the Acquired Companies, as applicable, governed by any applicable Compliance Laws and Regulations;

(ii)    the Acquired Companies are in material compliance with the terms of all applicable Compliance Approvals;

(iii)    there are no pending or threatened actions against any of the Acquired Companies with respect to any Compliance Laws and Regulations or Compliance Approvals; and

(c)    Since January 1, 2013, no Acquired Company, any officer or director, nor, to the Knowledge of the Company, any agent acting on behalf of any of them, has (i) been or is designated on any list of any U.S. Governmental Authority related to customs and international trade Laws, including the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(d)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Acquired Company or their respective directors, officers, employees, agents or any other Person acting on their behalf, directly or indirectly, have, since December 31, 2011, taken any action that could reasonably be expected to result in a violation by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) or any other applicable anti-corruption laws.

Section 5.18    Legal Proceedings. (a) There is no Proceeding pending or, to the Company’s Knowledge, threatened against any Acquired Company or any of its properties or assets that, if adversely determined, would be material the Acquired Companies (taken as a whole); and (b) no Acquired Company is subject to any outstanding Judgment that would have or reasonably be expected to have a Material Adverse Effect.

Section 5.19    Insurance. Section 5.19 of the Company Disclosure Schedule lists the insurance policies which are maintained by or on behalf of the Acquired Companies to insure against fire, theft and other casualties, and covering such other Liabilities and business risks and properties of the Acquired Companies (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid. No Acquired Company has received either a written notice of cancellation or non-renewal of any material Insurance Policy.

Section 5.20    Suppliers or Customers.

(a)    Section 5.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest suppliers of the Acquired Companies during the twelve month period ended September 30, 2018 (the “Significant Suppliers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total purchases by the Acquired Companies from each such supplier during such period.

(b)    Section 5.20(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest customers of the Acquired Companies during the twelve month period ended September 30, 2018 (the “Significant Customers”), as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Acquired Companies to each such customer during such period.

(c)    Between December 31, 2017 and the date of this Agreement, no Significant Supplier or Significant Customer has formally notified any Acquired Company that such Significant Supplier or Significant Customer, as applicable, has terminated or materially and adversely modified its business relationship with any Acquired Company or intends to terminate or materially and adversely modify its business relationship with any Acquired Company.

Section 5.21    Affiliate Arrangements. Other than Contracts and transactions solely between or among the Acquired Companies or Contracts and transactions set forth on Section 5.21 of the Company Disclosure Schedule (each Contract or transaction required to be set forth on Section 5.21 of the Company Disclosure Schedule, the “Affiliate Arrangements”), no Affiliate of the Company or any officer, director, employee or securityholder of the Company or of any Affiliate of the Company or any individual in any such person’s immediate family is a party to any Contract or transaction (including, for the avoidance of doubt, any management fee or other arrangement with One Equity Partners or any of its Affiliates) with any Acquired Company or has any interest in any property used by the Company.

Section 5.22    Brokers Fees. No Acquired Company has incurred, nor will incur, any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser or any Acquired Company would become liable or obligated or for which the Purchaser or any Acquired Company, after the Closing Date, will have any continuing obligation.

Section 5.23    Bank Accounts. Section 5.23 of the Company Disclosure Schedule sets forth all of the bank accounts of the Acquired Companies and the names of all Persons authorized to draw thereof or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Acquired Companies.

Section 5.24    No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 5, NONE OF THE SELLER GP, THE SELLERS, THE U.S. PARENT COMPANY, THE DUTCH PARENT COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN ARTICLE 4 OR ANY REPRESENTATIONS AND WARRANTIES OF THE SELLER GP, THE SELLERS, THE U.S. PARENT COMPANY, THE DUTCH PARENT COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT). THE U.S. PARENT COMPANY AND THE DUTCH PARENT COMPANY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA AND, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES’ BUSINESS OR ASSETS), (A) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND (B) ANY REPRESENTATION OR WARRANTY AS TO ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL COMPLIANCE, HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL MATTERS, AND THE PURCHASER WILL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE 5, OF THE SELLERS SET FORTH IN ARTICLE 4 AND ANY REPRESENTATIONS AND WARRANTIES OF THE SELLER GP, THE SELLERS, THE U.S. PARENT COMPANY, THE DUTCH PARENT COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE SELLERS, SELLER GP OR ACQUIRED COMPANIES ARE DIRECTLY OR INDIRECTLY MAKING ANY REPRESENTATION OR WARRANTY AS TO PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD LOOKING STATEMENTS RELATING TO ANY ACQUIRED COMPANY.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers and the Company as follows:

Section 6.1    Organization and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.2    Authority and Enforceability. The Purchaser has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements, and the Binder Agreement and to perform its obligations under this Agreement, the Ancillary Agreements and the Binder Agreement. The execution, delivery and performance of this Agreement, the Ancillary Agreements, and the Binder Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and the Binder Agreement, and on or prior to the Closing, the Purchaser will have duly and validly executed and delivered the Ancillary Agreements. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Sellers, the Company and the other parties thereto, as applicable, this Agreement constitutes, and at the Closing and the Ancillary Agreements will constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 6.3    No Conflict. Except for the requirements of the HSR Act and any other applicable Competition Laws, neither the execution, delivery and performance by the Purchaser of this Agreement, the Ancillary Agreements, or the Binder Agreement, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, the Ancillary Agreements, or the Binder Agreement, will (a) conflict with or violate the Constituent Documents of the Purchaser, (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Purchaser is a party or by which the Purchaser is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any Encumbrance on any of the assets of the Purchaser, (d) violate any Law or Judgment applicable to the Purchaser or (e) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 6.4    Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that would be reasonably likely to prevent, make illegal, materially delay or otherwise materially interfere with, impair or jeopardize the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

Section 6.5    Financing.

(a)    As of the Closing Date, the Purchaser shall have sufficient funds immediately available to the Purchaser to pay the Purchase Price and to make all other payments and perform the other obligations of Purchaser contemplated by this Agreement to be made or performed on the Closing Date. The Purchaser has as of the date of this Agreement and will have, at all times prior to the Closing and as of the Closing, sufficient cash available to pay the Reverse Termination Fee and all other amounts payable by it pursuant to the terms of this Agreement and to perform the other obligations of the Purchaser contemplated to be made or performed prior to the Closing Date. The Purchaser acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding the Purchaser’s or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)    In no event will the receipt or availability of any funds or financing by the Purchaser or any other financing or other transactions be a condition to any of the Purchaser’s obligations under this Agreement.

Section 6.6    Guaranty. Concurrently with the execution of this Agreement, the Purchaser has delivered to the Sellers the Guaranty executed by the Guarantor. The Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Bankruptcy and Equity Exception and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor.

Section 6.7    No Regulatory Impediment. To the knowledge of the Purchaser, except under the Competition Laws, there is no fact relating to the Purchaser’s businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to obtain, on a timely basis, any authorization, consent, order, declaration or approval of any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 6.8    Investment Intent. The Purchaser has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its purchase of the Transferred Equity Securities. The Purchaser is purchasing the Transferred Equity Securities for its own account and not with a view to distribution of such Transferred Equity Securities in violation of the Securities Act. The Purchaser acknowledges that the Transferred Equity Securities have not been registered under the Securities Act or any state securities Laws and agrees that the Transferred Equity Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 6.9    Representation and Warranty Insurance. The Purchaser has delivered to the Sellers an executed, accurate and complete copy of the executed Binder Agreements, which include as exhibits thereto an accurate and complete copy of the applicable R&W Insurance Policy to be issued. The Purchaser has delivered to the applicable insurance broker instructions to bind the R&W Insurance Policies in accordance with the terms and conditions set forth in the Binder Agreement. Except as expressly set forth in the Binder Agreements, there are no conditions precedent to the obligation of the R&W Insurers to issue the R&W Insurance Policies. There are no side letters or other agreements, contracts or arrangements relating to the issuance of the R&W Insurance Policies in accordance with the Binder Agreements. To the knowledge of the Purchaser, there is no fact or occurrence as of the date of this Agreement that would cause the conditions to the issuance of the R&W Insurance Policies not to be satisfied, and the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Binder Agreement. The Binder Agreement has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and the commitments of the R&W Insurers contained in the Binder Agreements have not been withdrawn, modified or rescinded on or prior to the date of this Agreement. On or before the date of this Agreement, the Purchaser has delivered to the R&W Insurers (with a copy to the Sellers) an inception no claims declaration in the form required to be delivered in accordance with the applicable Binder Agreement and has paid in full any and all premiums or other fees or expenses required to be paid and due as of such date pursuant to the terms of the Binder Agreements.

Section 6.10    Brokers Fees. Neither the Purchaser nor any Person acting at its direction has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which, in each case, the Sellers would be liable.

Section 6.11    No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 6 OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER THE PURCHASER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PURCHASER EXPRESSLY

DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLER GP, THE SELLERS, THE U.S. PARENT COMPANY, THE DUTCH PARENT COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

ARTICLE 7

COVENANTS

Section 7.1    Access to Information.

(a)    Until the Closing and upon reasonable advance notice from the Purchaser, the Sellers will allow, and will cause the Acquired Companies to allow, the Purchaser and its representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of the Acquired Companies to the properties (including for the purposes of performing ALTA surveys), books, records (including personnel records), Contracts and personnel of the Acquired Companies and such other materials and information about the Acquired Companies as the Purchaser may reasonably request. Notwithstanding the foregoing, (i) the Sellers will not be required to provide the Purchaser or its representatives with access to materials or information in violation of obligations of confidentiality owed to any third party or that is subject to attorney-client or other applicable legal privileges or protections that would be adversely affected by the disclosure of such materials or information to the Purchaser or its representatives or which would violate applicable Law; provided, that the Sellers shall use, and will cause the Acquired Companies to use, commercially reasonable efforts to provide such materials or information in an alternative manner that does not have the foregoing effects, (ii) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(a) will be subject to applicable rules relating to discovery, (iii) any access to the Acquired Companies’ properties will be subject to such Acquired Company’s reasonable security and insurance measures, and (iv) the Sellers and the Acquired Companies shall not be required to provide any information or allow any inspection if such provision or inspection would violate applicable Law (including any Competition Law). The Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses incurred by the Seller Indemnified Parties arising out of the access rights under this Section 7.1, including any claims by any of the Purchaser’s representatives for any injuries or Losses while present at the Acquired Companies’ facilities.

(b)    The Sellers will, no later than 15 Business Days prior to the anticipated Closing Date, provide to the Purchaser a schedule setting forth a list of all motor vehicles owned or leased by any of the Acquired Companies, including the owner or lessee and the anticipated location, as of the Closing Date, of such motor vehicles.

(c)    From and after the Closing Date and for a period of seven years thereafter, in connection with any reasonable business purpose relating to periods or occurrences prior to the Closing Date, including the determination of any matter relating to the rights or obligations of the Sellers under this Agreement, upon reasonable advance notice from the Sellers, the Purchaser will allow the Sellers and their respective representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of the Acquired Companies to such materials and information about the Acquired Companies as the Sellers may reasonably request and specified members of management of the Acquired Companies as the parties may reasonably agree. Notwithstanding the foregoing, (i) the Purchaser will not be required to provide the Sellers or their respective representatives with access to materials or information that is subject to obligations of confidentiality owed to any third party or that is subject to attorney-client or other applicable legal privileges and (ii) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(c) will be subject to applicable rules relating to discovery.

Section 7.2    Operation of the Acquired Companies.

(a) Until the Closing, except as (i) required by Law, (ii) as otherwise contemplated or permitted by this Agreement, (iii) set forth in the Company Disclosure Schedule, Section 7.2 to this Agreement or Section 7.23 or (iv) otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), the Sellers will, and will cause the other Acquired Companies to, conduct their business and operations in the ordinary course of business consistent with past practice in all material respects, and use commercially reasonable efforts to keep available the services of their employees, preserve their relationships with their vendors, customers, suppliers and others doing business with them, maintain and preserve in effect the Insurance Policies (including refraining from making any material changes to the scope and amount of coverage and the insured parties thereunder), maintain and preserve in effect any permits issued by a Governmental Authority, and maintain and preserve intact the assets and properties of the Acquired Companies.

(b)    Without limiting the foregoing Section 7.2(a), until the Closing, except (i) as required by Law, (ii) as required in order to maintain and preserve in effect the Insurance Policies, (iii) as otherwise contemplated or permitted by this Agreement, (iv) as set forth in the Company Disclosure Schedule or Section 7.2 to this Agreement or (v) as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not and will not cause or permit any other Acquired Company to (and the Sellers will not consent to any of the following with respect to the Acquired Companies):

(i)    amend its Constituent Documents;

(ii)    issue, adjust, split, combine, reclassify, pledge, transfer, encumber or sell any Equity Securities, securities convertible into any Equity Securities or any options, warrants or rights to acquire any such Equity Securities or other convertible securities or exchangeable securities for any Equity Securities;

(iii)    purchase, redeem, retire or otherwise acquire or dispose of, or subject to any Encumbrance, any outstanding Equity Securities of any Acquired Company or any other securities convertible into or exercisable for any Equity Securities of any Acquired Company or any options, warrants or rights to acquire any such Equity Securities of any Acquired Company or other convertible securities or exchangeable securities for any Equity Securities of any Acquired Company, or effect any other changes in any Acquired Company’s capital structure;

(iv)    adopt a plan of complete or partial liquidation, dissolution, corporate restructuring, recapitalization or other entity reorganization or take any action in preparation therefor;

(v)    declare, set aside or pay any dividend or other distribution in respect of its Equity Securities (other than Cash distributions), or make any other actual, constructive or deemed distribution in respect of its Equity Securities or effect any payments to the Sellers or the Seller GP, other than dividends or distributions from a Subsidiary of the Company to another Subsidiary or the Company or Cash distributions payable prior to Closing;

(vi)    (A) incur, assume or refinance any Indebtedness (other than the Payoff Indebtedness), except in the ordinary course of business and not to exceed $1,000,000, individually, or $5,000,000 in aggregate amount, or (B) make any (or forgive, cancel or guarantee any) loans, advances or capital contributions to any Person;

(vii)    enter into or amend in any material respect or terminate (other than a termination or a renewal occurring at the end of the term of a Contract), or release, waive or assign any rights under any Material Contract or Lease, enter into any Contract that would be a Material Contract or Lease if in existence on the date of this Agreement or amend any Contract in a way that would cause it to be a Material Contract or Lease if in existence on the date of this Agreement;

(viii)    enter into any (A) feedstock supply contract that involves payments to or expenditures by any Acquired Company of more than $10,000,000 in the aggregate over any twelve-month period, (B) energy supply contract that involves expenditures by any Acquired Company of more than $3,000,000 in the aggregate over any twelve-month period or (C) any other contract that involves payments to or expenditures by any Acquired Company of more than $500,000 in the aggregate over any twelve-month period;

(ix)    (A) sell, exclusively license, exclusively sublicense or assign any Acquired Companies’ Intellectual Property, or (B) abandon or permit the lapse of any Acquired Companies’ Intellectual Property;

(x)    enter into, amend, modify, terminate or cancel or waive any rights under any Contract, arrangement or transaction with the Sellers or any of their respective Affiliates (including for this purpose One Equity Partners and its Affiliates, portfolio companies and affiliated investment funds, but excluding the Company and its Subsidiaries);

(xi)    enter into, commit to or make any capital expenditures, including any expenditures in connection with repairs or remediation following any casualty or adverse environmental event, except for (A) expenditures required for emergency maintenance and repair, or (B) expenditures reflected in the 2018 capital expenditure budget and the 2019 long term plan of the Company that were made available to the Purchaser prior to the date of this Agreement, and additional expenditures beyond such budgets in an amount that does not exceed $3,000,000 in the aggregate;

(xii)    enter into any compromise or settlement of any Proceeding other than (A) solely with respect to the Assigned Claims, and solely to the extent such compromise or settlement does not limit, compromise or otherwise affect any rights of the Acquired Companies to insurance coverage under policies not set forth on Schedule 1.1(b), or (B) involving only the payment of money damages in amounts not in excess of $1,000,000 and that do not impose any obligation or liability on the Acquired Companies following the Closing, or include any admission of wrongdoing by any Acquired Company;

(xiii)    make, change, or revoke any Tax election (including, for the avoidance of doubt, any Tax election made on Internal Revenue Service Form 8832); change the Tax residence of any Acquired Company for Tax purposes; adopt or change any Tax accounting method or change any annual Tax accounting period; file any amended Tax Return; settle or compromise any audit or other Proceeding relating to Taxes; file any Tax Return in a manner not consistent with past practice; enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); apply for or request any Tax ruling; surrender any rights to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any extension resulting from filing Tax Returns by the extended due date);

(xiv)    sell, lease or license any of the Real Property or portion thereof or interest therein, or subject or encumber any of the Real Property or portion thereof or interest therein to or with any Encumbrance, other than in the ordinary course of business;

(xv)    sell, lease or license, or grant or impose an Encumbrance on, any Owned Intellectual Property other than in the ordinary course of business;

(xvi)    sell, transfer, lease, license, assign or grant, impose or suffer to exist any Encumbrance (except the Real Property) on or otherwise dispose of any of the Acquired Companies’ assets other than sales of inventory in the ordinary course of business consistent with past practice;

(xvii)    acquire, by merger or consolidation with, by purchase of assets or stock, or by any other manner, any business or entity, division thereof or assets of any other Person, or enter into any joint venture, partnership or other similar arrangement for the conduct of its business, in each case in a transaction or arrangement having a value in excess of $1,000,000;

(xviii)    change any method of financial or Tax accounting, financial or Tax accounting practice, cash management or accounts receivable or accounts payable practice, other than as required by changes in GAAP or Tax Law, as applicable;

(xix)    except to the extent required by applicable Law or any Company Plan as in effect on the date of this Agreement: (A) enter into, adopt, amend or terminate any Company Plan or any collective bargaining, works council or similar agreement other than, in the case of termination, upon the expiry of the Company Plan or any collective bargaining, works council or similar agreement; (B) increase the compensation or benefits payable to any current or former employee, director, or independent contractor of any Acquired Company except for the increase made in the ordinary course of the business or as otherwise required upon the terms of a collective bargaining agreement; (C) accelerate the vesting or time of payment of any compensation or benefits of any current or former employee, director or independent contractor of any Acquired Company (other than an acceleration occurring upon the terms of a Contract); (D) grant or pay any equity or equity-based award, any bonus, or any other incentive compensation award (other than a payment occurring upon the terms of a Contract); (E) grant or pay any change in control or transaction-related bonus, retention or stay bonus, or other similar compensation (other than a payment occurring upon the terms of a Contract); (F) take any action to fund any trust or similar funding vehicle with respect to compensation or benefits under any Company Plan; (G) make any loan or cash advance to any current or former employee, director or independent contractor of any Acquired Company; (H) hire or promote any employee with annual compensation (base salary or wages and target cash incentive opportunity) in excess of $300,000; or (I) terminate any employee with annual compensation (base salary or wages and target cash incentive opportunity) in excess of $300,000 other than a termination for “cause” (which for the Dutch Parent Company and its subsidiaries shall include the grounds for termination referred to in section 7:678 Dutch Civil Code); or

(xx)    agree, authorize, or commit, whether in writing or otherwise, to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give Purchaser, directly or indirectly, rights to control or direct the business or operations of any Acquired Company prior to the Closing.

Section 7.3    Consents and Filings.

(a)    The parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any Governmental Authority or any expiration of any applicable waiting period or extension thereof under any applicable Competition Laws (which actions will include furnishing all information required under the HSR Act and any other applicable Competition Laws) and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to carry out fully the purposes of this Agreement. Additionally, the parties will each use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement and will not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Governmental Authorization or permission, approval or consent from any third party required to be obtained prior to the Closing.

(b)    Prior to the Closing, the parties will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Authorities, any expiration of any applicable waiting period or extension thereof, or any Governmental Authorizations required under any applicable Competition Laws. In this regard, prior to the Closing, each party will promptly consult with the other parties to provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all filings made by such party with any Governmental Authority or any other information supplied by such party to, or correspondence with, a Governmental Authority in connection with the transactions contemplated by this Agreement. Each party will promptly inform the other parties, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from any Governmental Authorities regarding any of the transactions contemplated by this Agreement, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any proposed oral) communication with any such Governmental Authority. Notwithstanding the foregoing, the Purchaser shall, in all cases in good faith consultation with the Sellers, (1) determine the timing and strategy and be solely responsible for the final content of any substantive oral or written communications with any applicable Governmental Authorities except responses to inquiries made directly to Sellers or an Acquired Company by such Governmental Authorities and (2) lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authorities in connection with the HSR Act and applicable other Competition Laws; provided further that the Purchaser shall in good faith consider all views and input provided by the Sellers and nothing herein shall prevent the Sellers or the Company from providing information to a Governmental Authority with respect to the Sellers or the Company. If any party or any representative of such party receives a request for information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties, a response in compliance with such request that permits the requesting Governmental Authority to proceed with its review of the transaction. No party will participate in any meeting with any Governmental Authority in connection with the transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat. Each party will furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Authority with respect to the transactions contemplated by this Agreement, and furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 7.3 as “outside counsel” or “outside counsel and corporate in-house counsel with responsibility for antitrust and regulatory matters only.” Such materials and the information contained therein will be given only to the designated counsel of the recipient and will not be disclosed by such outside counsel and / or corporate in-house counsel with responsibility for antitrust or regulatory matters to the directors, officers or employees (other than corporate in-house counsel with responsibility for antitrust and regulatory matters if permitted) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel; provided that materials provided pursuant to this Section 7.3(b) may be redacted by the producing party to remove references concerning the valuation of the Acquired Companies, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege considerations.

(c)    The Sellers shall prepare and withdraw, or cause their Affiliates to prepare and withdraw, for any Dutch Acquired Company that no longer satisfies the criteria set out in Article 2:263 paragraph 2 of the Dutch Civil Code, any filing made with the Trade Register of the Dutch Chamber of Commerce pursuant to said Article, as promptly as practicable but in any event no later than the later of the date that is 15 Business Days after the date of this Agreement and the date that the relevant Dutch Acquired Company no longer satisfies the criteria of said Article. The Sellers shall provide the Purchaser with evidence of such withdrawal as promptly as practicable.

(d)    The parties will use their respective reasonable best efforts to file, as promptly as practicable but in any event no later than 15 Business Days after the date of this Agreement, notifications under the HSR Act, and the parties will use their respective reasonable best efforts to file, as promptly as practicable, any other filings or notifications under any other applicable Competition Laws. In the event that the parties receive a request for additional information or documentary materials after an initial notification pursuant to the HSR Act or any other Competition Law (a “Second Request”), the parties will use their respective reasonable best efforts to make an appropriate response to such Second Request as promptly as practicable, and counsel for the parties will closely cooperate during the entirety of any such Second Request review process.

(e)    If any Proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violating the HSR Act or any other applicable Competition Law, the parties will cooperate and use their respective reasonable best efforts to vigorously contest and resist any such Proceeding, and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing vigorously all available avenues of administrative and judicial appeal. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3(e) will limit the right of any party to terminate this Agreement pursuant to Section 8.1 or Section 9.1(e), as applicable, for so long as such party has, up to the time of termination, complied in all material respects with its obligations under this Section 7.3, and for the avoidance of doubt, all obligations set forth in this Section 7.3(e) shall terminate as of the date of such termination.

(f)    Notwithstanding any other provision of this Agreement, nothing in this Agreement shall require Purchaser to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Acquired Companies or the Purchaser and its Affiliates, or (ii) otherwise take or commit to take actions that, after the Closing Date would limit the Purchaser’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Acquired Companies or of the Purchaser and its Affiliates.

(g)    Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, the parties will not, and will cause their respective Subsidiaries and Affiliates to not, acquire or agree to acquire any business or assets, or take or agree to take any other action, that would reasonably be expected to prevent or delay the parties from obtaining any Governmental Authorization in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein.

(h)    The Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other third party whose consent or approval is sought in connection with the transactions contemplated by this Agreement. Whether or not the Closing occurs, the Purchaser will be responsible for all filing fees required under any applicable Competition Laws pursuant to this Section 7.3, other than the fees of and payments to the legal and professional advisors of the Sellers.

Section 7.4    Union 401(k) Plan. Prior to Closing, the Sellers shall, or shall cause the Acquired Companies to, correct the errors related to eligibility for making elective deferrals and receiving company matching contributions and nonelective employer contributions under the Qualified Plan entitled the Sonneborn, LLC Union 401(k) Plan (the “Union 401(k) Plan”). Such corrections with respect to the Union 401(k) Plan shall comply with the applicable IRS correction procedures for such errors, as set forth in Revenue Procedure 2016-51, or any successor thereto, and the Acquired Companies shall apply to the IRS for a compliance statement under the Employee Plans Compliance Resolution Program (“EPCRS”). Within 60 days following the date of this Agreement, the Sellers shall provide the Purchaser with evidence of the corrections related to the Union 401(k) Plan, including copies of the EPCRS filing with the IRS with respect to these corrections.

Section 7.5    Confidentiality.

(a)    The Cayman Seller and the Purchaser agree to continue to abide by the Confidentiality Agreement between the Cayman Seller and the Guarantor dated April 24, 2018 (the “Confidentiality Agreement”), which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms. The U.S. Seller acknowledges and agrees by execution of this Agreement, the U.S. Seller is bound by, and shall be entitled to enforce the terms of, the Confidentiality Agreement.

(b)    Following the Closing, the Sellers agree to, and shall cause their respective Affiliates to, hold in confidence all non-public documents and information relating to the Acquired Companies (the “Company Information”), except to the extent that such Company Information must be disclosed in connection with the obligations of the Sellers pursuant to this Agreement and the Ancillary Agreements, can be shown to have become generally available to the public through no breach of this Section 7.5(b) by the Sellers or was later lawfully acquired by the Sellers on a non-confidential basis from a source other than Sellers or sources other than those related to the Sellers’ prior ownership of the Acquired Companies, so long as such source is not known by such Person (after reasonable inquiry) to be subject to another confidentiality obligation to the Purchaser or the Acquired Companies. Notwithstanding the foregoing, in no event will this Section 7.5(b) limit or otherwise restrict the right of the Sellers to disclose Company Information (i) to their agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to the extent compelled by judicial or administrative process or other requirements of applicable Law, (iii) as reasonably required in connection with the preparation or filing of any Tax Return or in connection with any Tax Proceeding, (iv) to any Governmental Authority or arbitrator to the extent required in connection with any Proceeding relating to the enforcement of this Agreement or the Ancillary Agreements, (v) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim or (vi) in connection with the Sellers’ investigation and pursuit of the Assigned Claims in accordance with the terms and conditions of this Agreement and the Support Agreement; provided, that in the case of the foregoing clauses (i) and (ii), the Sellers shall promptly notify the Purchaser (to the extent legally permissible) in advance of such disclosure so that the Purchaser may seek, at the Purchaser’s sole expense (and the Sellers will commercially reasonably cooperate with Purchaser in seeking) a protective order or other appropriate remedy in lieu of or with respect to such disclosure and/or waive compliance with this Section 7.5(b), and to the extent legally permissible, the Sellers will attempt to obtain, at the Purchaser’s sole expense, reliable assurance that confidential treatment will be accorded to the information ultimately furnished.

Section 7.6    Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other parties (which shall not be unreasonably withheld, delayed or conditioned), unless required by applicable securities Law or securities listing standards. The other parties will have the right to review and make reasonable comments upon such press release or other announcement prior to its issuance, distribution or publication, which comments the issuing party shall consider in good faith; provided, that the foregoing will not restrict or prohibit the Sellers or the Acquired Companies from making any announcement to any Affiliates of the Sellers or investors, co-investors in any Affiliate of the Sellers. The parties hereto acknowledge and agree that the Purchaser (or any of its Affiliates) may file this Agreement, including a summary thereof, with the Securities and Exchange Commission.

Section 7.7    Exculpation and Indemnification.

(a)    From and after the Closing, the Purchaser will cause the Acquired Companies to fulfill and honor in all respects the obligations to their respective current and former directors, managers, officers and employees (and any individual who prior to the Closing Date becomes a director, manager, officer or employee of an Acquired Company) pursuant to any indemnification provisions under the Constituent Documents of the Acquired Companies as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “Affiliate Indemnified Parties”). From and after the Closing through the sixth anniversary of the Closing Date, the Purchaser will cause the Acquired Companies to maintain the provisions with respect to indemnification, exculpation and advancement of expenses from Liability as set forth in the Constituent Documents of the Acquired Companies as of the date of this Agreement, which provisions will not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any Affiliate Indemnified Party, except as required by applicable Law.

(b)    For at least six years after the Closing Date, the Purchaser will cause the Acquired Companies to maintain in effect policies of directors’ and officers’ liability insurance of at least the same level of coverage and containing terms which are, in the aggregate, no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by the Acquired Companies as of the Closing Date, in each case with respect to Liabilities arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) and covering those Affiliate Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy of the Acquired Companies as of the Closing Date. Notwithstanding the foregoing, the Purchaser will not be required to expend in any one year an amount in excess of 300% of the annual premium currently paid by the Acquired Companies for such insurance, but in the event that the annual premiums of such insurance coverage exceed such amount, the Purchaser will, or will cause its

Affiliates to, obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Purchaser may satisfy its obligations under this Section 7.7(b) by purchasing a single tail directors’ and officers’ liability insurance policy, covering, for a period beginning on the Closing Date and continuing for at least six years thereafter covering each Affiliate Indemnified Party for whom insurance coverage is required to be provided pursuant to this Section 7.7(b) with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Affiliate Indemnified Parties than those currently provided to the Affiliate Indemnified Parties under the insurance policies maintained by the Acquired Companies as of the Closing Date.

(c)    This Section 7.7 will survive the Closing, is intended to benefit and may be enforced by the Acquired Companies and their Affiliate Indemnified Parties, and will be binding on all successors and permitted assigns of the Purchaser.

Section 7.8    Financing.

(a)    Prior to the Closing, the Sellers and the Company will, and will cause the other Acquired Companies and their and the other Acquired Companies’ respective officers, employees and advisors, including legal, financial and accounting advisors to, provide to the Purchaser such cooperation as is reasonably requested by the Purchaser in connection with the any debt or equity financing (collectively, the “Financing”) arranged by the Purchaser in connection with the transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Companies), including (i) assisting in preparation for and participation in customary marketing efforts with prospective lenders, investors and ratings agencies, (ii) assisting the Purchaser and its financing sources in the preparation of (A) customary offering documents, private placement memoranda, bank information memoranda, rating agency materials, roadshow presentations, prospectuses, other marketing materials and definitive documents for any of the Financing and (B) materials for rating agency presentations, (iii) as promptly as reasonably practicable, preparing and furnishing to Purchaser and its financing sources all financial information, financial data and other information regarding the Acquired Companies requested by the Purchaser as is desirable or required in connection with the arrangement, marketing, negotiation and execution of the Financing, (iv) delivering to the Purchaser, no later than four Business Days prior to the Closing Date, any materials and documentation about the Acquired Companies required under applicable “know your customer” and anti-money laundering Laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001), to the extent requested by the Purchaser no less than 15 Business Days prior to the Closing Date, (v) providing customary authorization letters to the Purchaser’s financing sources, authorizing the distribution of information to prospective lenders or investors, and (vi) using reasonable efforts to cause their independent auditors to cooperate with the Financing (including by providing customary consents and comfort letters in connection with any Financing and participating in due diligence sessions). The foregoing notwithstanding, (w) no stockholder, director, officer employee or other Affiliate of the Acquired Companies will be required to pay any commitment or other similar fee, provide any security, execute any document, make any representations, provide any indemnification or incur any other Liability in connection with the Financing that is effective prior to the Closing, (x) the effectiveness of any documentation executed by any of the Acquired Companies (and the obligation of such Persons to pay any fees) with respect to the Financing will be subject to the consummation of the Closing, (y) the Purchaser will promptly, upon request by the Company, reimburse and indemnify the Company for all costs or Liabilities incurred by the Acquired Companies in connection with the cooperation contemplated by this Section 7.8 (other than to the extent such costs or Liabilities arise from the gross negligence or willful misconduct by any of the Acquired Companies) and (z) none of the Acquired Companies, or any Persons who are directors of an Acquired Company, will be required to pass resolutions or consents to approve or authorize the execution of the debt financing or execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing. Any information provided to the Purchaser or its Affiliates pursuant to this Section 7.8 will be subject to the Confidentiality Agreement and Section 7.5; except that any such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, placement agents, dealer managers, solicitation agents, information agents and depositary or other agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as such Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. The Sellers and the Company, on behalf of themselves and the Acquired Companies, hereby consent to the reasonable use of the Acquired Companies’ trademarks, service marks and logos solely in connection with the Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or their Affiliates or the reputation or goodwill of the Acquired Companies. The Purchaser shall obtain the prior written consent of the Company before the intended use.

Section 7.9    Preservation of Records. From and after the Closing Date, the Purchaser will, and will cause the Acquired Companies to, preserve and keep the records relating to the businesses of the Acquired Companies in accordance with the Purchaser’s normal document retention procedures for a minimum of seven years and will make such records available to the Sellers or their respective Affiliates (at the Sellers’ expense) pursuant to Section 7.1(c).

Section 7.10    Credit and Performance Support Obligations. The Purchaser (or one of its Affiliates) will use its commercially reasonable efforts to cause the Sellers and their respective Affiliates (other than the Acquired Companies) to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding on behalf of the Acquired Companies, and set forth on Schedule 7.10 (collectively, the “Guarantees”). In the event that, as of the Closing Date, Sellers and their respective Affiliates (other than the Acquired Companies) shall not have been relieved from any Liability in respect of the Guarantees, the Purchaser will (a) indemnify the Sellers and their respective Affiliates (other than the Acquired Companies) against any Losses of any kind whatsoever with respect to such Guarantees and (b) use its commercially reasonable efforts after the Closing to relieve the Sellers and their respective Affiliates (other than the Acquired Companies) of any Liabilities.

Section 7.11    R&W Insurance Policies. On the Closing Date, the Purchaser shall deliver to the Sellers an accurate and complete copy of the forms of the R&W Insurance Policies to be issued pursuant to the Binder Agreements, which shall expressly provide that the R&W Insurer shall not have, and waives, any right of subrogation against any Seller Indemnified Party other than in the event of, and only to the extent of, Seller Fraud. In addition, the Purchaser shall not amend any such provisions in the R&W Insurance Policies.

Section 7.12    Works Council. The Sellers shall as soon as practicable prepare the request for advice (adviesaanvraag) with respect to the transactions contemplated by this Agreement and shall procure that such request for advice is submitted to the works council (ondernemingsraad) of Sonneborn Refined Products B.V. (“Works Council”). The Sellers shall provide the Purchaser with the draft request for advice intended to be submitted to the Works Council, give the Purchaser a reasonable opportunity to comment on such request for advice and take into account the reasonable comments of the Purchaser. As requested by the Sellers, the Purchaser shall provide the Sellers with all information and documentation available to the Purchaser and its Affiliates that is reasonably necessary to make or supplement the request for advice. The Sellers shall inform the Purchaser on a regular basis of the progress of the consultation procedure. The Sellers and the Purchaser shall use their reasonable efforts to: (a) promptly co-operate with and as promptly as practicable provide all necessary information and assistance reasonably required by the Works Council; and (b) discuss in good faith to expeditiously resolve any relevant issues as set forth by the Works Council. The procedure with respect to the Works Council will be satisfactorily complied with if:

(a)    the Works Council provides: (i) an unconditional advice permitting the parties to pursue the transactions contemplated by this Agreement; (ii) an advice regarding the transactions contemplated by this Agreement with conditions reasonably acceptable to the Sellers and the Purchaser; or (iii) an unconditional and irrevocable waiver in writing of its right to render advice with respect to the transactions contemplated by this Agreement, and, in the case of each of (i) and (ii), Sonneborn Refined Products B.V. has adopted a resolution in respect of the transactions contemplated by this Agreement that is compliant with the Works Council’s advice or, in case of (iii) that is in line with its proposed resolution (voorgenomen besluit) for which advice was requested; or

(b)    to the extent none of the situations described under paragraph (a) above occur in relation to the Works Council, the adoption of a resolution by Sonneborn Refined Products B.V. in respect of the transactions contemplated by this Agreement that deviates from the Works Council’s advice, and (i) receipt from the Works Council of an unconditional and irrevocable waiver in writing of: (x) the applicable waiting period in accordance with section 25(6) of the Dutch Works Councils Act; and (y) its right to initiate legal proceedings pursuant to section 26 of the Dutch Works Councils Act; (ii) expiry of the applicable waiting period pursuant to section 25(6) of the Dutch Works Councils Act without the Works Council having initiated legal proceedings pursuant to section 26 of the Dutch Works Councils Act; or (iii) following initiation of legal proceedings by the Works Council pursuant to section 26 of the Dutch Works Councils Act, the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer Hof Amsterdam) (the “Dutch Court”) having dismissed the appeal of the Works Council against such resolution (in the sense that no measures obstructing the transactions contemplated by this Agreement are imposed) with immediate effect (uitvoerbaar bij voorraad).

(c)    In the event that the Dutch Court in a final order decides in favor of the Works Council to the effect that measures obstructing the transactions contemplated by this Agreement are imposed, the Sellers and the Purchaser will re-open the consultation with the Works Council taking the Dutch Court’s decision into account. The Sellers and the Purchaser shall discuss in good faith (without any binding obligation to agree any changes) whether and to what extent the transactions contemplated by this Agreement could be altered to accommodate the outcome of this second round of Works Council consultation and the Dutch Court’s decision. The condition in Section 8.1(c) shall be satisfied if (i) the Sellers and the Purchaser agree to alterations to the transactions contemplated by this Agreement in accordance with the Works Council’s advice or, (ii) the Sellers submit a new request for advice with the Works Council and the procedure with respect to such new request to the Works Council is satisfied in accordance with Section 7.12(a) and Section  7.12(b).

Section 7.13    Notification pursuant to Dutch Merger Code. Immediately after signing of this Agreement, the Sellers shall, also acting on behalf of the Purchaser, notify the Social and Economic Council and the trade unions involved with the employees of Sonneborn Refined Products B.V. of the transactions contemplated by this Agreement in accordance with the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2015). If so requested by the relevant trade unions, the Parties shall in good faith enter into discussions with the trade unions regarding the transactions contemplated by this Agreement.

Section 7.14    Assigned Claims. The Purchaser acknowledges and agrees that prior to the Closing Date, the Sellers, the U.S. Parent Company and Sonneborn, LLC will enter into an Assignment and Litigation Support Agreement in the form attached hereto as Exhibit E (the “Support Agreement”).

Section 7.15    Code Section 280G Approval. Prior to Closing, the Company or its applicable Subsidiary shall (a) use its reasonable best efforts to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) providing that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code and the regulations thereunder is not obtained, no payments or benefits that would separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) with respect to such disqualified individual in the absence of such stockholder approval (“Section 280G Payments”) shall be payable to or retained by such disqualified individual to the extent such Section 280G Payments would not be deductible by reason of the application of Section 280G of the Code (such waived payments and benefits, the “Waived Payments”), (b) deliver to the stockholders of the U.S. Parent Company a disclosure statement which satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits a vote of the stockholders of the U.S. Parent Company meeting the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and (c) use its commercially reasonable efforts to obtain the approval by the requisite number of stockholders of the U.S. Parent Company in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the regulations thereunder, of the right of each disqualified individual to receive or retain, as applicable, such individual’s Waived Payments. The Company agrees that: (i) in the absence of such stockholder approval, no Waived Payments shall be made; and (ii) the form of such waiver and such disclosure statement shall be provided to Purchaser for its approval (which approval shall not be unreasonably withheld, conditioned, or delayed) no less than ten Business Days prior to delivery to each such disqualified individual and the stockholders of the Company. Within thirty days following the date of this Agreement, the Company shall provide to the Purchaser: (A) the Company’s reasonable, good faith estimates of the amount of (1) the Section 280G Payments and (2) the Waived Payments, and (B) the assumptions and data reasonably necessary for the Purchaser to confirm the accuracy of such estimates.

Section 7.16    Interim Casualty Events. Notwithstanding any other provision of this Agreement, if, prior to the Closing, any portion of the Acquired Companies’ assets suffers any damage, destruction or other casualty losses that individually or in the aggregate do not have an estimated repair cost (including the cost of any remediation necessary to restore the affected assets to the condition prior to such casualty) as reasonably determined by Sellers which constitutes a Major Loss, then, subject to the satisfaction of all of the conditions precedent to the obligations of the Purchaser set forth in Section 8.1 and Section 8.2, the Purchaser shall complete the transactions contemplated by this Agreement in which case all proceeds of any insurance or compensation will be payable to the Purchaser, and all rights and claim of the Sellers to any such amounts not used for repair by the Closing Date are hereby assigned by Sellers and their Affiliates to the Purchaser. To the extent the available coverage limits under the applicable Insurance Policies are equal to or in excess of the amounts reasonably required to be expended by the Company to repair the damage, destruction or other casualty losses (including amounts expended by the Acquired Companies prior to the Closing), the Purchaser shall reimburse Seller out of insurance proceeds received by the Company or the Purchaser after the Closing for all amounts in excess of the applicable deductibles on the Company’s casualty insurance policies, expended by the Company to remediate the insurable damage, destruction or other casualty losses prior to the Closing for which the Company did not receive insurance proceeds prior to the Closing. Any claim by the Purchaser pursuant to this Section 7.16 for indemnification of casualty Losses shall be limited to the amount of non-insured Loss incurred by the Purchaser and subject to the applicable limitations set forth in Article 10.

Section 7.17    Third Party Consents. After the date of this Agreement and prior to the Closing, to the extent requested by the Purchaser, the Sellers shall, and shall cause the Acquired Companies to, use their commercially reasonable efforts to (a) obtain the consent of, or to provide notice to, any party to a Contract (or similar third party) to the extent that it is required to be obtained or provided in connection with and prior to the consummation of the transactions contemplated by this Agreement, (b) to obtain, or cooperate with the Purchaser to obtain effective as of the Closing, any other waivers, approvals, acknowledgements or modifications from any party to any Contract (or similar third party) and (c) obtain the consent of, or to provide notice to, any Governmental Authority to the extent that it is required to be obtained or provided in respect of any Governmental Authorization in connection with and prior to the consummation of the transactions contemplated by this Agreement. The Sellers and the Purchaser shall, and the Sellers shall cause the Acquired Companies to, cooperate in connection with seeking consents and providing the notices pursuant to this Section 7.17 and, in furtherance of the foregoing, the Sellers shall (a) provide drafts of any related documents to the Purchaser prior to providing such document to the relevant third party, (b) accept all reasonable comments of the Purchaser on such draft documents and (c) reasonably coordinate with the Purchaser with respect to the development and implementation of a strategy to engage with any such third parties. Notwithstanding anything contained herein to the contrary, none of the above consents will be a condition to the Closing.

Section 7.18    No Solicitation of Competing Transactions. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, the Sellers shall not, and shall not permit their Affiliates or Representatives to, directly or indirectly, solicit, negotiate with, provide any non-public information regarding any of the Acquired Companies, enter into any agreement with, or in any manner encourage, any proposal of, any Person (other than Purchaser and its Affiliates) relating to a potential acquisition of all or a material portion of the equity interests or assets of any of the Acquired Companies or any similar transactions involving any of the Acquired Companies, whether by merger, sale of stock, sale of assets or otherwise (collectively, “Acquisition Proposals”). The Sellers shall, and shall cause the Acquired Companies to, immediately cease all communications with any such Person that may be ongoing with respect to an Acquisition Proposal as of the date of this Agreement and request that each such Person promptly return or destroy all confidential information furnished to such Person by or on behalf of the Sellers or their respective Affiliates in connection with any such Acquisition Proposal. The Sellers agree not to, and to cause their respective Affiliates not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to any Acquisition Proposals and shall not fail to enforce such provisions.

Section 7.19    Bank Accounts. Schedule 7.19 sets forth all of the bank accounts of the Acquired Companies. On or prior to the Closing, the Sellers will, and will cause the Acquired Companies to, enter into and execute resolutions, consents, signature cards or other documents or agreements reasonably satisfactory to the Purchaser to effect the change of the authorized signatories of all of the bank accounts owned by the Acquired Companies.

Section 7.20    Termination of Affiliate Arrangements. The Sellers shall take, or shall cause their respective Affiliates to take, all such actions as may be necessary or appropriate such that, at the Closing, except as set forth on Section 7.20 to this Agreement, all Affiliate Arrangements (and any and all associated pledges and security agreements), including all powers of attorney executed on behalf of any Acquired Company in favor of the Sellers or their respective Affiliates (including, for the avoidance of doubt, One Equity Partners and its Affiliates, portfolio companies and affiliated investment funds), employees or agents, shall have been terminated or released, without any further right, obligation or Liability of any Person party thereto.

Section 7.21    Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 7.22    Insurance. On or prior to the Closing Date, the Sellers and Seller GP shall assign and transfer to the Acquired Companies, or otherwise ensure that the Acquired Companies are named insured parties under, all insurance policies relating to the assets, properties, or operations of the Acquired Companies that are held by Sellers or Seller GP, or any Person owning or controlling Sellers or Seller GP, except solely to the extent such policies relate to Assigned Claims.

Section 7.23    Pre-Closing Restructuring.

(a)    The Sellers shall use their commercially reasonable efforts prior to Closing to take, or cause their respective Affiliates to take, such actions as may be necessary or appropriate to timely achieve the Dutch corporate restructuring sufficiently known to the Parties, including (i) a reduction of the capital of Sonneborn Refined Products B.V. with approximately EUR 21 million by means of a distribution to Sonneborn Dutch Holdings B.V. prior to year-end and (ii) conversion of the Dutch Parent Company from a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijheid) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid). The obligations of the Sellers to complete the restructuring under sub-Section (ii) of this Section 7.23(a) are conditioned upon the Dutch Parent Company having obtained a ruling from the Dutch Tax authorities that the conversion will not result in a taxable transaction. Save for actions that cannot be delayed, prior to effecting the actions contemplated under sub-Sections (i) and (ii) of this Section 7.23(a), the Sellers shall provide the Purchaser with copies of any draft agreements, resolutions, filings or other material documents relating to actions contemplated under sub-Sections (i) and (ii) of this Section 7.23(a) and shall consider in good faith the views of the Purchaser with respect to such drafts and the restructuring and related actions.

(b)    If a Dutch Acquired Company is required to install a supervisory board, the Sellers shall in close consultation with the Purchaser (i) install only one supervisory board consisting of five (5) members, four of whom will resign at Closing in accordance with Section 3.2(a)(ii), (ii) appoint all persons designated by the Purchaser, where required upon the nomination by the supervisory board, as new supervisory directors as of Closing in accordance with Section 3.2(a)(ii), (iii) ensure that the Constituent Documents relating to such Dutch Acquired Company shall provide that the management board shall be appointed by the general meeting, and (iv) timely provide the Purchaser with drafts of all documentation in connection with (the installation of) the supervisory board and the various aspects described in this Section 7.23(b) for approval by the Purchaser.

(c)    Notwithstanding any provisions to the contrary in Section 10.1 or Section 11.1, provided the Sellers have acted in good faith, in no event will the Sellers be required to indemnify the Purchaser or Acquired Companies for any Loss associated with any actions taken by the Sellers or any Acquired Company in connection with this Section 7.23 or the failure by the Sellers to complete the restructuring contemplated by this Section 7.23.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 8.1    Conditions to the Obligation of Each Party. The obligation of each of the parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the parties in writing, in whole or in part, if permissible under applicable Law):

(a)    (i) all applicable waiting periods under the HSR Act shall have expired or been terminated, and (ii) all Governmental Authorizations under the applicable Competition Laws of the jurisdictions listed on Schedule 8.1(a) shall have been obtained;

(b)    there must not be in effect a pending Proceeding, Law or Judgment that would prevent, prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(c)    the procedure with respect to the Works Council as set forth in Section 7.12 will be complied with; and

(d)    no Major Loss shall have occurred.

Section 8.2    Additional Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by the Purchaser, in whole or in part):

(a)    (i) the representations and warranties of the Company and the Sellers or the Company, as applicable, set forth in Section 4.1, Section 4.2, Section 4.4(a), Section 4.5, Section 5.1, Section 5.2, Section 5.3(a) and Section 5.22) must be true and correct in all respects (except for de minimis exceptions) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks only as of any other specific date, in which case such representation and warranty must be true and correct as of such date); (ii) the representations and warranties set forth in Section 4.3, Section 5.4 and the first sentence of Section 5.7 must be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date; and (iii) all other representations and warranties of the Sellers in Article 4 and the Company in Article 5, taken together, disregarding all “material,” “Material Adverse Effect” or similar qualification contained therein, must be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent any such representation or warranty speaks only as of any other specific date, in which case such representation or warranty must be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect;

(b)    all of the covenants, and obligations that the Sellers or the Company are required to perform or comply with under this Agreement on or before the Closing Date (other than those set forth in Section 7.4 and Section 7.23) must have been duly performed and complied with in all material respects;

(c)    the Sellers and the Company must have delivered or caused to be delivered each document that Section 3.2(a) requires them to deliver other than the documents set forth in Section 3.2(a)(vii), it being understood that the Purchaser’s only remedy for the Sellers or the Company not satisfying the conditions set forth in Section 3.2(a)(vii) will be to withhold from the payments made to the Sellers pursuant to this Agreement any Tax required to be withheld under Code Section 1445; and

Section 8.3    Additional Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived in writing by the Sellers, in whole or in part):

(a)    the representations and warranties of the Purchaser in Article 6, taken together, must be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent any such representation or warranty speaks only as of any other specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b)    all of the covenants, agreements and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects; and

(c)    the Purchaser must have delivered or caused to be delivered to the Sellers each document that Section 3.2(b) requires it to deliver.

Section 8.4    Frustration of Closing Conditions. Neither the Purchaser, the Company nor the Sellers may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was primarily caused by such party’s material breach of this Agreement, including Section 7.3.

ARTICLE 9

TERMINATION

Section 9.1    Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a)    by mutual written consent of the Purchaser and the Sellers;

(b)    by the Purchaser (so long as the Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement as would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied) if there has been a breach of any of the representations, warranties, covenants or agreements of the Sellers or the Company contained in this Agreement which would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b), and which breach cannot be cured by the Company or the Sellers, as applicable, by August 12, 2019 (the “Outside Date”), or, if capable of being cured, shall not have been cured within the earlier of (i) the Outside Date, or (ii) 30 days after written notice of the breach has been delivered to the Sellers by the Purchaser;

(c)    by the Sellers (so long as the Sellers and the Company are not then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement as would cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied) if there has been a breach of any of the representations, warranties, covenants or agreements of the Purchaser contained in this Agreement which would result in the failure of a condition set forth in Section 8.1, Section 8.3(a) or Section 8.3(b), and which breach cannot be cured by the Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within the earlier of (i) the Outside Date or (ii) 30 days after written notice of the breach has been delivered to the Purchaser by the Sellers;

(d)    by either the Purchaser or the Sellers, if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 9.1(d) will not be available to any party whose material breach of this Agreement has been the primary cause of or resulted in the action or event described in this Section 9.1(d) occurring;

(e)    by the Purchaser, if the Closing has not occurred (other than if the failure of the Purchaser to comply fully with its obligations under this Agreement is the primary cause of the failure of the Closing Date to occur on or before such date) on or before the Outside Date; or

(f)    by the Sellers, if the Closing has not occurred (other than if the failure of the Sellers or the Company to comply fully with their respective obligations under this Agreement is the primary cause of the failure of the Closing Date to occur on or before such date) on or before the Outside Date.

Notwithstanding Section 9.1(e) or Section 9.1(f), if as of the Outside Date all of the conditions precedent to obligations of the Purchaser set forth in Section 8.1 and Section 8.2, other than the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent related to any Competition Law) and those conditions that by their nature can only be satisfied at the Closing have been satisfied, the Purchaser and the Sellers will each have the right, exercisable by delivery of written notice to the other party at least five Business Days prior to the then existing Outside Date, to extend the Outside Date by 90 additional days. Following the exercise of such right by the Purchaser or Sellers, all references to the Outside Date in this Agreement will refer to such extended Outside Date, provided, however, that, absent the mutual agreement of the parties, the Outside Date may only be extended three times.

Section 9.2    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement and all rights and obligations of the parties under this Agreement will automatically end without Liability against any party or its Affiliates, except that (a) Section 7.5(a), Section 7.6, this Section 9.2, Section 9.3, and Article 13 (except for Section 13.10) will remain in full force and survive any termination of this Agreement and (b) no such termination shall relieve any party from any liability for damages resulting from an intentional and material breach of this Agreement. For purposes of this Agreement, “intentional and material breach” means a material breach of this Agreement that is the consequence of an act or failure to act undertaken by the breaching party with actual knowledge that the taking of or failure to take such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 9.3    Reverse Termination Fee.

(a)    In the event that (i) this Agreement is terminated (a) by the Purchaser pursuant to Section 9.1(e), (b) by the Sellers pursuant to Section 9.1(f), or (c) by the Sellers or the Purchaser pursuant to Section 9.1(d) (but only if the applicable Judgment or other nonappleable final action relates to a Competition Law), and (ii) on the date of such termination all of the conditions to Closing set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived, other than (x) the conditions set forth in Section 8.1(a), (y) the conditions set forth in Section 8.1(b) (but only if the applicable Proceeding, Law or Judgment relates to a Competition Law) and (z) those conditions that are by their nature to be satisfied at the Closing (but, in the case of clause (z), which conditions would be satisfied if the Closing Date were the date of such termination), then the Purchaser shall promptly pay to the Sellers the Reverse Termination Fee by wire transfer of same day funds to an account or accounts designated in writing by the Sellers to the Purchaser for such purpose (it being understood that in no event shall the Purchaser be required to pay the Reverse Termination Fee on more than one occasion).

(b)    The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Purchaser fails to promptly pay the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, the Sellers commence a suit that results in a judgment against the Purchaser for any amounts due pursuant to this Section 9.3, the Purchaser shall pay to the Sellers their out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Bank of America, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(c)     The parties acknowledge that the Reverse Termination Fee shall not constitute a penalty but constitutes liquidated damages, in a reasonable amount that will compensate the Sellers in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d)    Notwithstanding anything to the contrary in this Agreement, in the event the Sellers receive the Reverse Termination Fee from the Purchaser pursuant to and in accordance with this Section 9.3, such payment shall be the sole and exclusive remedy of the Sellers, the Seller GP and the Company and their respective Affiliates against the Purchaser, its Affiliates and any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents for any Losses suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement or in any certificate or other document delivered in connection herewith (other than in connection with any intentional and material breach of this Agreement as described in Section 9.2) or the failure of the transactions contemplated hereby to be consummated, or otherwise in connection with this Agreement, and upon payment of such amount if and when due, none of the Purchaser, its Affiliates or any of their respective former, current, or future stockholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby other than the obligations under the Confidentiality Agreement and the Clean Room Agreements (the “Clean Team Agreements”) among the Cayman Seller, the Guarantor and Guarantor’s Advisors (as defined in such Clean Room Agreements).

ARTICLE 10

INDEMNIFICATION

Section 10.1    Indemnification of the Purchaser Indemnified Parties. From and after the Closing Date, subject to the limitations set forth in Section 10.4 and Section 10.5, the Sellers shall indemnify and hold harmless the Purchaser and its Affiliates, including for this purpose the Acquired Companies, and their respective directors, officers, employees, agents, consultants, advisors and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 11.1(a) will govern) of the Purchaser Indemnified Parties arising or resulting from (a) any breach of any representation or warranty of (i) the Sellers set forth in Article 4, (ii) the Company set forth in Article 5 or (iii) in any certificate delivered pursuant to this Agreement (in each case, except in the case of Section 5.5 and the first sentence of Section 5.7, read without regard to all references to “material”, “Material Adverse Effect” or similar qualifications as to materiality set forth therein) or (b)  any breach of any covenant or agreement of the Sellers or the Company set forth in this Agreement.

Section 10.2     Indemnification of the Seller Indemnified Parties. From and after the Closing Date, subject to the limitations set forth in Section 10.4 and Section 10.5, the Purchaser will indemnify and hold harmless the Sellers and their respective Affiliates and their respective directors, officers, employees, agents, consultants, advisors or representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 11.1(b) will govern) of the Seller Indemnified Parties arising or resulting from (a) any breach of any representation or warranty of the Purchaser set forth in Article 6, or (b) any breach of any covenant or agreement of the Purchaser set forth in this Agreement.

Section 10.3    Claim Procedure.

(a)    A party that seeks indemnity under this Article 10 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from a claim or Proceeding by another Person not a party, nor an Affiliate of a party, to this Agreement (a “Third Party Claim”). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses; provided that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of its obligations under this Article 10 except to the extent such delay or deficiency materially prejudices the rights of the Indemnifying Party with respect thereto.

(b)    In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume control of the defense thereof at its sole cost and expense with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim within ten days of receipt of notice of such Third Party Claim. Following the assumption of control of the defense of any Third Party Claim by the Indemnifying Party, the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim (unless the Purchaser Indemnified Party or Seller Indemnified Party, as applicable, agrees otherwise in writing) in the event: (i) the Third Party Claim involves an injunction or other equitable relief; or (ii) losses sought to be recovered under such Third Party Claim (together with all other losses sought to be recovered under any other claims then pending or in dispute) would reasonably be expected not to be covered by the Indemnifying Party under the limitations on indemnification set forth in Section 10.5.

(c)    In the event that the Indemnifying Party declines to assume the defense of such Third Party Claim within 30 days of receiving a Claim Notice, or is not entitled to assume the defense of such Third Party Claim according to subsection (b) above, then the Indemnified Party will have the right to assume the defense of such Third Party Claim with counsel of its choosing (which reasonable fees and expenses of such counsel shall constitute recoverable Losses for which the Sellers or the Purchaser, as applicable, is responsible if the claim underlying such Third Party Claim is a claim for which the Indemnified Party is entitled to indemnification hereunder); provided that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel). If the Indemnified Party assumes the defense of the Third Party Claim in accordance with this subsection (c), then:

(i)    The Indemnified Party shall keep the Indemnifying Party informed of all material developments relating to such Third Party Claim. The Sellers or the Purchaser, as applicable, shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not waive any privilege;

(ii)    The Indemnifying Party may retain separate co-counsel and participate in the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim at its own cost and expense, and shall be entitled to reasonably consult with the Indemnified Party with respect to the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim; and

(iii)    The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall be reasonable to withhold such consent where the Sellers or the Purchaser, as applicable, believes in good faith that there is not an underlying basis for indemnification with respect to such settlement)), unless (1) such judgment, settlement or compromise includes an unconditional release from all Liability with respect to the claim in favor of the Purchaser Indemnified Party or the Seller Indemnified Party, as applicable, or (2) the Purchaser Indemnified Party or Seller Indemnified Party stipulates in writing that there are no Losses for which it is entitled to indemnification under this Article 10 in connection with such judgment, settlement or compromise.

(d)    In the event that the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs or Liability and which includes no admission of fault or wrongdoing by the Indemnified Party and its Affiliates) arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned).

(e)    Notwithstanding the foregoing provisions of this Section 10.3, the Purchaser will not be required to provide a Claim Notice to the Sellers, permit the Sellers to assume the defense of or obtain the Sellers’ consent in connection with the settlement of any claim for indemnification by the Purchaser Indemnified Parties that is to be satisfied exclusively through a claim made by the Purchaser under the R&W Insurance Policy.

Section 10.4    Survival. All representations and warranties contained in this Agreement will survive the Closing until the later of (i) the first anniversary of the Closing Date or (ii) March 31 of the calendar year after the calendar year in which the Closing occurs, unless on or prior to such date a proper Claim Notice is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim; provided that the Seller Fundamental Representations shall survive the Closing until the date that is the ten year anniversary of the Closing Date, unless on or prior to such date a proper Claim Notice is made with respect to any such representation or warranty, in which case such representation or warranty shall survive until, but only for the purposes of, the resolution of such claim. All covenants and agreements contained in this Agreement required to be performed or complied with, in whole or in part, after the Closing Date will survive the Closing until the earlier of the expiration of the applicable statute of limitations and the last date on which each such post Closing covenant or agreement was required to be performed as specified in this Agreement. All claims for indemnification under this Agreement must be asserted pursuant to a Claim Notice given prior to the expiration of the applicable survival period set forth in this Section 10.4; provided that any representation, warranty, covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to a Claim Notice given after the Closing Date within the survival periods specified in this Section 10.4 will survive until, but only for purposes of, the resolution of such claim.

Section 10.5    Limitations on Liability.

(a)    Any indemnification to which the Purchaser Indemnified Parties may be entitled pursuant to this Article 10 or Article 11 will be satisfied exclusively by payment from the Indemnity Escrow Fund or by claims made by the Purchaser under the R&W Insurance Policies, except the Sellers shall remain responsible for all indemnifiable Losses arising out of, relating to or incurred by reason of (i) Seller Fraud, (ii) breach of covenants that by their respective terms anticipate performance following the Closing Date, or (iii) any breach of the Seller Fundamental Representations (in each case, to the extent the Losses associated with such claim are not paid under the R&W Insurance Policies).

(b)    Notwithstanding anything to the contrary contained in this Agreement:

(i)    the Purchaser Indemnified Parties will not be entitled to indemnification with respect to any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than $200,000, and then the Purchaser Indemnified Parties shall be entitled to indemnification with respect to the full amount of such claim, it being understood that such items less than $200,000 will not be aggregated for purposes of calculating the Deductible in clause (ii) below; provided, however, that the limitation set forth in this Section 10.5(b)(i) shall not apply in the case of Seller Fraud, breach of a covenant or agreement, to any indemnification obligation of the Sellers arising out of or resulting from, any breach of the Seller Fundamental Representations or to an indemnification claim under Section 11.1 for Excluded Taxes;

(ii)    the Purchaser Indemnified Parties will not be entitled to indemnification until the aggregate amount of Losses to which the Purchaser Indemnified Party would (but for this clause (ii)) be entitled exceeds $3,275,000.00 (such amount being the “Deductible”), and then only to the extent of such excess over the Deductible; provided, however, that the Deductible shall not apply in the case of Seller Fraud, breach a covenant or agreement, to any indemnification obligation of the Sellers arising out of or resulting from, any breach of the Seller Fundamental Representations or to an indemnification claim under Section 11.1 for Excluded Taxes;

(iii)    other than any indemnification obligation of the Sellers arising out of or resulting from, any breach of the Seller Fundamental Representations, breach of a covenant or agreement or Seller Fraud, the aggregate amount with respect to which the Purchaser Indemnified Parties will be entitled to indemnification by the Sellers pursuant to this Agreement will not exceed the Indemnity Escrow Amount. The aggregate amount with respect to which the Purchaser Indemnified Parties will be entitled to indemnification by the Sellers pursuant to this Agreement in respect of inaccuracies in or breaches of Seller Fundamental Representations shall not exceed the Final Purchase Price; and

(iv)    the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants or agreements.

(c)    In addition to the limitations set forth in this Section 10.5, with respect to any claim for indemnification by a Purchaser Indemnified Party under this ARTICLE 10 regarding any breach of any representation and warranty set forth in Section 5.15 (Environmental Matters), the Purchaser Indemnified Parties will not be entitled to indemnification for any Loss to the extent such Loss arises out of or as a result of: (i) any voluntary notice or disclosure by any Purchaser Indemnified Party to any Governmental Authority or third party of any Release of Hazardous Material or any other environmental conditions or matters at the Real Property, (ii) the performance at the Real Property of any environmental sampling or testing, including a Phase II environmental investigation, by or on behalf of any Purchaser Indemnified Party after the Closing Date, unless, in the case of (i) or (ii), such notices or actions are (A) required by applicable Law, an order from a Governmental Authority or to respond to a third party claim initiated by any Governmental Authority or third party, (B) required to address subsurface conditions identified in connection with any construction, development, demolition or renovation activities undertaken by the Acquired Companies or (C) undertaken to address an imminent and substantial endangerment to human health or the environment discovered in the ordinary course of business; or (iii) any change from the current industrial use of the Real Property after the Closing; provided, however, that in each case, the Sellers and its Affiliates shall have no Liability for any such Loss to the extent that the Purchaser Indemnified Parties, or any other Person after Closing, contribute to or exacerbate the condition or circumstance forming the basis of such Loss.

(d)    The amount of any Losses (which shall take into account any reasonably anticipated offsetting net Tax benefits or detriments, if any) for which indemnification is provided pursuant to this Article 10 or Article 11 will be net of any amounts actually recovered by the Indemnified Party under any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Losses less any related deductibles, out of pocket fees and expenses, or amounts paid, incurred or suffered by such Indemnified Party in connection with recovering such amount. In connection therewith, if, at any time following any indemnification payment pursuant to this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such indemnification payment, except to the extent of any Losses not covered by such proceeds, payments or reimbursements, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Purchaser will use (and will cause its Affiliates to use) reasonable best efforts to collect the proceeds of any available insurance and other available sources of indemnification payments, contribution payments or reimbursements that would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).

(e)    Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article 10 will be paid without duplication and in no event will any party hereto be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. Without limiting the generality of the foregoing, the Purchaser or the Purchaser Indemnified Parties will not make any claim for indemnification under this Article 10 to the extent the amount of such Loss is taken into account as a Current Liability or other reduction in the calculation of any adjustment to the Purchase Price, as finally determined pursuant to Section 2.2; provided that the foregoing shall not limit any Purchaser Indemnified Party’s right to indemnification under this Article 10 with respect to any Losses indemnifiable under this Article 10 in excess of what was reflected in such adjustment to the Purchase Price.

(f)    The Indemnified Party will use its reasonable best efforts to mitigate any Losses (other than those for which any Purchaser Indemnified Party has recourse against any R&W Insurance Policy pursuant to the terms thereof) with respect to which it may be entitled to seek indemnification pursuant to this Agreement. This provision shall not however require the Indemnified Party to mitigate Losses once all amounts in the Indemnity Escrow Fund have been paid out to the Purchaser or Seller in accordance with the terms thereof.

(g)    In no event will Indemnified Party be entitled to recover for any Losses for general and administrative time or other overhead expenses that are not paid to a third party. Purchaser Indemnified Persons will have no right to make a claim for any Loss to the extent it is primarily a possible or potential Loss that the Purchaser Indemnified Parties believe may be asserted rather than a Loss that has, in fact, been paid or incurred by the Purchaser Indemnified Parties.

(h)    Notwithstanding anything to the contrary herein, neither any revocation, cancellation or modification of any R&W Insurance Policy, nor any inability of, nor any denial by, the R&W Insurer to pay any Losses contemplated by any R&W Insurance Policy, shall result in Liability under this Article 10 to the Sellers or any of their respective Affiliates which is in excess of the Liability of the Sellers contemplated under this Article 10.

(i)    For purposes of calculating the amount of any Losses arising from any breach of any representation or warranty subject to indemnification hereunder, the representations and warranties set forth in this Agreement will be read without regard to all references to “material”, “Material Adverse Effect” or similar qualifications as to materiality set forth herein.

Section 10.6    Treatment of Indemnification Payments. Each of the parties agrees to treat any payments under this Article 10 or Article 11 as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Tax Law.

Section 10.7    Exclusive Remedy.

(a)    From and after the Closing, except as otherwise provided in (i) Section 13.10 (Specific Performance), (ii) in the case of Seller Fraud, or (iii) in the case of covenants or agreements that by their respective terms anticipate performance following the Closing Date, and subject to any rights of the Purchaser under the R&W Insurance Policies, the sole and exclusive remedy of the Purchaser Indemnified Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification provisions set forth in this Article 10 or Article 11 and, except to the extent the Purchaser has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 10.3 prior to the expiration of the applicable survival period set forth in Section 10.4, the Purchaser Indemnified Parties will have no remedy for any breach of any provision of this Agreement.

(b)    From and after the Closing, except as otherwise provided in (i) Section 13.10 (Specific Performance), (ii) in the case of fraud, or (iii) in the case of covenants or agreements that by their respective terms anticipate performance following the Closing Date, the sole and exclusive remedy of the Seller Indemnified Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification provisions set forth in this Article 10 or Article 11 and, except to the extent the Sellers have asserted a claim for indemnification by giving a Claim Notice in accordance with Section 10.3 prior to the expiration of the applicable survival period set forth in Section 10.4, the Seller Indemnified Parties will have no remedy for any breach of any provision of this Agreement.

(c)    Notwithstanding the foregoing, this Section 10.7 will not interfere with or impede the operation of the provisions of Section 2.2 providing for the resolution of certain disputes relating to the Purchase Price between the parties or by the Accounting Firm. Nothing in this Agreement shall limit the liability of the Sellers to the Purchaser for actual fraud in the event that the Sellers, Seller GP or the Company is finally determined by a court of competent and final jurisdiction to have willfully and knowingly committed fraud against the Purchaser, with the specific intent to deceive and mislead the Purchaser, regarding the representations and warranties made in this Agreement (“Seller Fraud”). The exception to the limit of Sellers liability shall not include (i) constructive fraud, (ii) fraud related to the operation of the Company and not related to the making of representations and warranties under this Agreement or (iii)  claims of fraud against Persons other than the Sellers, Seller GP or the Company or any of their respective employees.

ARTICLE 11

TAX MATTERS

Section 11.1    Liability and Indemnification for Taxes.

(a)    From and after the Closing Date, subject to the limitations set forth in Section 11.1(d), the Sellers will indemnify the Purchaser Indemnified Parties for all Excluded Taxes.

(b)    From and after the Closing Date, the Purchaser will indemnify the Seller Indemnified Parties against all Taxes of the Acquired Companies that are attributable to any Post-Closing Period and any Taxes for which an amount has been, and to the extent, included in Closing Income Taxes, other than any such Tax liabilities that are Excluded Taxes.

(c)    To the extent permitted by applicable Law, the Purchaser will elect (and will cause the Acquired Companies to elect) to treat any Straddle Period with respect to any Tax of the Acquired Companies as ending as of the end of the Closing Date, and will take such steps as may be necessary therefor. If such an election cannot be made, for purposes of this Agreement, all Taxes and Tax Liabilities with respect to the income, property or operations of the Acquired Companies that relate to a Straddle Period will be apportioned between the Pre-Closing Period and the Post-Closing Period (i) in the case of Taxes other than income, sales and use, turnover, wage, and withholding Taxes, on a per-diem basis, and (ii) in the case of income, sales and use, turnover, wage, and withholding Taxes, as determined from the books and records of the Acquired Companies as though the taxable year of the Acquired Companies terminated at the close of business on the Closing Date. For the avoidance of doubt, if any Transaction Tax Deduction is reflected on a Straddle Tax Return pursuant to Section 11.2(b), such Transaction Tax Deduction shall be apportioned to the Pre-Closing Period.

(d)    Any indemnification to which the Purchaser Indemnified Parties may be entitled pursuant to this Article 11 will be satisfied exclusively by payment from the Indemnity Escrow Fund (and subject to any rights of the Purchaser under the R&W Insurance Policies), and no claim (for indemnification or otherwise) relating to Taxes may be asserted by any Purchaser Indemnified Party against the Sellers or any other Seller Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties will not be entitled to indemnification for (i) reductions in any Tax Attributes (other than any Tax Attributes taken into account in calculating Closing Income Taxes or Closing Net Working Capital) of any Acquired Company, (ii) Taxes attributable to Pre-Closing Periods to the extent such Taxes are reduced by Pre-Closing Period Tax Attributes, (iii) Taxes that were taken into account in calculating the Closing Net Working Capital or the Closing Income Taxes, (iv) Indirect Taxes that are reasonably recoverable (as determined in good faith by the Purchaser taking into account the burden and expense of such recovery) from a Person other than the Purchaser, the Acquired Companies or the Seller, (v) Taxes resulting from transactions or actions taken by any Purchaser Indemnified Party or the Acquired Companies after the Closing Date, or (vi) Taxes directly attributable to and resulting from any extraordinary transactions or actions taken by the Purchaser or Acquired Companies outside of the ordinary course of business that occur on the Closing Date after the Closing except to the extent that, in the case of each of clauses (v) and (vi), such transactions or actions are (y) expressly contemplated by this Agreement (it being understood that any actions taken in connection with making any Section 338(g) Election and actions taken pursuant to Section 11.2 are expressly contemplated by this Agreement) or (z) required to be taken by an Acquired Company to comply by applicable Law.

(e)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), in each case, imposed on the purchase and sale of the Transferred Equity Securities pursuant to this Agreement (for the avoidance of doubt, not including any income or capital gains Tax of the Sellers or their direct or indirect owners) (“Transfer Taxes”) will be paid by the Purchaser when due. The Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to join in the execution of any such Tax Returns and other documentation.

Section 11.2    Tax Returns; Tax Proceedings.

(a)    The Sellers shall, at their expense, prepare and timely file, or cause to be prepared and timely filed (taking into account all extensions properly obtained), all Tax Returns that are required to be filed by the Acquired Companies for any Pre-Closing Period (other than a Straddle Period). With respect to any such Tax Returns that are due after the Closing Date and prior to the Escrow Survival Date (each, a “Pre-Closing Tax Return”), the Sellers will remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Returns. Drafts of any Pre-Closing Tax Return will be submitted by the Sellers to the Purchaser not later than 45 days prior to the due date for filing such Pre-Closing Tax Return (taking into account any applicable extensions) for review and reasonable comment by the Purchaser. Any Pre-Closing Tax Returns prepared by the Sellers pursuant to this Section 11.2(a) will (x) be prepared in a manner consistent with past practice of the relevant Acquired Company, unless otherwise required pursuant to applicable Law and (y) to the extent permitted under applicable Law and not inconsistent with clause (x), reflect any relevant Transaction Tax Deductions. Within 20 days after the date that the Purchaser receives such draft Pre-Closing Tax Return, but in no event less than five days prior to the due date of any such Pre-Closing Tax Return, the Purchaser will advise the Sellers in writing that it either agrees with the draft Pre-Closing Tax Return or does not agree with the draft Pre-Closing Tax Return, in which case, the Purchaser shall set out, in reasonable detail, the basis for such disagreement, and the Purchaser and the Sellers will discuss in good faith to resolve the disagreement. In the event the Purchaser and the Sellers fail to reach agreement, the Purchaser and the Sellers agree to mutually instruct an independent accounting firm to make a final determination of all matters that remain in dispute in respect of such draft Pre-Closing Tax Return. The fees and expenses of such independent accounting firm will be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand.

(b)    The Purchaser will prepare and timely file, or cause to be prepared and timely filed (taking into account all extensions properly obtained), all Tax Returns that are required to be filed by the Acquired Companies after the Closing Date that include a Straddle Period (each, a “Straddle Tax Return”). Subject to the provisions of Section 11.2(c) of this Agreement, the Purchaser will remit or cause to be remitted any Taxes due in respect of such Straddle Tax Returns. With respect to any Tax Return required to be filed by the Purchaser pursuant to this Section 11.2(b), (the “Covered Returns”), drafts of such Covered Returns will be submitted by the Purchaser to the Sellers not later than 30 days prior to the due date for filing such Covered Returns (taking into account any applicable extensions), provided that such due date is at least 45 days following the Closing Date for review and reasonable comment by the Sellers. Any Straddle Tax Returns prepared by the Purchaser pursuant to this Section 11.2(b) will (x) be prepared in a manner consistent with past practice of the relevant Acquired Company, unless otherwise required pursuant to applicable Law and (y) to the extent permitted under applicable Law, reflect any relevant Transaction Tax Deductions. Within 30 days after the date that the Sellers receive such draft Covered Return, but in no event less than five days prior to the due date of any such Covered Return, the Sellers will advise the Purchaser in writing that it either agrees with the draft Covered Return or does not agree with the draft Covered Return, in which case, the Sellers shall set out, in reasonable detail, the basis for such disagreement, and the Sellers and the Purchaser will discuss in good faith to resolve the disagreement. In the event the Sellers and the Purchaser fail to reach agreement, the Sellers and the Purchaser agree to mutually instruct an independent accounting firm to make a final determination of all matters that remain in dispute in respect of such draft Covered Return. The fees and expenses of such independent accounting firm will be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand. The Purchaser will timely file, or cause to be filed, all Covered Returns, which will be amended, if necessary, after the final resolution of the disputed items by the independent accounting firm pursuant to this Section 11.2(b). Without limiting the Purchaser’s or any other Person’s rights to indemnification under this Article 11 or Article 10, the Purchaser will pay (or cause to be paid) the Taxes shown as due thereon. Within 10 days of the Purchaser’s filing of a Covered Return, the Sellers will reimburse the Purchaser for the amount of Taxes on such Covered Return that is attributable to a Pre-

Closing Period; provided, however, that, if the Purchaser fails to timely comply with its obligations pursuant to this Section 11.2(b), the Purchaser and not the Sellers will be responsible for (and the Purchaser will indemnify and hold harmless the Sellers for) any Tax-related Losses, including any interest, additions to Tax, or penalties, incurred by the Sellers or any of their Affiliates solely and exclusively as a consequence of the Purchaser’s failure to timely comply with the provisions of this Section 11.2(b). on any Straddle Tax Return, provided that, no later than 5 days prior to the due date for paying such Taxes to the relevant Governmental Authority, the Sellers will pay to (or as directed by) the Purchaser the amount of Excluded Taxes due in respect of such Straddle Tax Return.

(c)    If, after the Closing Date and prior to the Escrow Survival Date, the Purchaser or an Acquired Company receives in writing any communication from any Governmental Authority with respect to any pending or threatened Tax Proceeding in connection with any Taxes or Tax Returns of the Acquired Companies for a Pre-Closing Period or Straddle Period, the Purchaser will promptly notify the Sellers of such Tax Proceeding following receipt; provided, however, that no failure or delay by the Purchaser to provide such notice shall reduce or otherwise affect the obligation of the Sellers under Section 11.1(a), except and only to the extent that the Sellers are materially prejudiced by such failure or delay. The Purchaser will include with such notification a true, correct and complete copy of such written communication so received by the Purchaser or an Acquired Company. Until the Escrow Survival Date, the Sellers will have the right to control any Tax Proceeding that is with respect to a Pre-Closing Period of the Acquired Companies (other than a Straddle Period or a Tax Proceeding with respect to a Tax for which the Purchaser is responsible pursuant to Section 11.1(b) or Section 11.1(e)) (a “Sellers’ Tax Proceeding”); provided that (i) the Sellers will keep the Purchaser reasonably informed concerning the progress of any such Sellers’ Tax Proceeding, (ii) the Sellers will provide the Purchaser copies of all correspondence and other documents relevant to any such Sellers’ Tax Proceeding, (iii) the Sellers shall conduct such Sellers’ Tax Proceeding diligently and in good faith, and (iv) the Sellers will not agree to settle such Sellers’ Tax Proceeding without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.

(d)    The Purchaser will have the right to control any Tax Proceeding that is with respect to a Straddle Period of the Acquired Companies (a “Purchaser’s Tax Proceeding”); provided that, prior to the Escrow Survival Date, (i) the Purchaser will keep the Sellers reasonably informed concerning the progress of any such Purchaser’s Tax Proceeding, (ii) the Purchaser will provide the Sellers copies of all correspondence and other documents relevant to any such Purchaser’s Tax Proceeding, (iii) the Purchaser shall conduct such Purchaser’s Tax Proceeding diligently and in good faith, and (iv) the Purchaser will not agree to settle a Tax Proceeding without the prior written consent of the Sellers, which the Sellers shall not unreasonably withhold, condition, or delay. Except as otherwise provided herein, the Purchaser shall exclusively control all Tax Proceedings with respect to any of the Acquired Companies. Notwithstanding anything herein to the contrary, the Purchaser shall have the exclusive right to control any (x) Sellers’ Tax Proceeding that the Sellers elect not to control within 30 days after receipt of notice of such Tax Proceeding and (y) Tax Proceeding with respect to any of the Acquired Companies after the Escrow Survival Date.

Section 11.3    Administration of Tax Claims and Survival. Notwithstanding anything herein to the contrary, any claims for any and all Tax matters shall be made only pursuant to, and the procedures with respect thereto shall be governed exclusively by, this Article 11 and shall not be governed by the provisions of Article 10; provided, however, that Section 10.4, Section 10.5(a), Section 10.5(b)(iv), Section 10.6, and Section 10.7 will apply in the case of any claim related to Taxes pursuant to this Article 11. The obligation to indemnify and hold harmless pursuant to Section 11.1(a) and Section 11.1(b) shall survive the consummation of the transactions contemplated hereby until the Escrow Survival Date.

Section 11.4    Cooperation.

(a)    The Purchaser, the Acquired Companies and the Sellers will cooperate in good faith, as and to the extent reasonably requested by the other party, including providing information and data required in order to enable the parties to complete and file Tax Returns pursuant to Section 11.2 and to respond to audits by any Governmental Authority and to otherwise enable the parties to satisfy their internal accounting, Tax and other reasonable requirements. Such cooperation and information will include (upon the other party’s request) promptly forwarding copies of appropriate notices and forms of other communications received from or sent to any Governmental Authority which relate to Taxes of any of the Acquired Companies for which such party is liable and providing copies of the relevant portion of Tax Returns for which such party is liable, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership and Tax basis of property which the parties may possess. The parties will make their respective employees, facilities and Tax and accounting advisors available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b)    The Purchaser and the Sellers will retain all books and records in its possession with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all material record retention agreements entered into with any Tax authority.

Section 11.5    Transaction Tax Deductions. For the avoidance of doubt, the parties acknowledge and agree that any Transaction Tax Deductions will be for the benefit of Seller and will be apportioned to the Pre-Closing Period of the Acquired Companies for purposes of determining the amount of any Tax for which the Sellers are responsible pursuant to Section 11.1(a) and will be reported on the Acquired Companies’ Tax Returns for taxable years that end on or include the Closing Date.

Section 11.6    Post-Closing Taxes Matters.

(a)    Unless otherwise required by Law, and until the Escrow Survival Date, the Purchaser will not, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed), file or cause to be filed any amended Tax Return with respect to the Acquired Companies for any Pre-Closing Period (other than any Straddle Period).

(b)    Except as otherwise provided in this Agreement, the Purchaser will be solely responsible for all Taxes imposed on or with respect to the Acquired Companies, or for which the Acquired Companies may otherwise be liable, for any Post-Closing Period (other than any Straddle Period).

Section 11.7    Tax Sharing Agreements. Notwithstanding anything in this Agreement to the contrary, the Sellers shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing, allocation, indemnity or similar agreements or arrangements (other than this Agreement), if any, to which any Acquired Company, on the one hand, and the Sellers or any of their respective Affiliates (other than the Acquired Companies) or direct or indirect owners, on the other hand, are parties, and none of the Purchaser, the Acquired Companies, or any of their respective Affiliates or direct or indirect owners shall have any obligations thereunder after the Closing.

Section 11.8    Section 338(g) Elections. The Sellers agree that the Purchaser may make an election under Section 338(g) of the Code with respect to the actual or deemed acquisition of the stock of any of the Subsidiaries of the Dutch Parent Company (any such election, a “Section 338(g) Election”). The Sellers and the Purchaser (a) shall not, and shall cause their respective Affiliates not to, undertake any action or engage in any transaction that would jeopardize the validity of any Section 338(g) Election, (b) agree to report the transfers under this Agreement consistent with any Section 338(g) Election and shall take no position contrary thereto unless required to do so by applicable Tax Law, and (c) shall cooperate in good faith with one another with respect to the preparation and distribution of shareholder notifications with respect to any Section 338(g) Election.

ARTICLE 12

EMPLOYEE MATTERS

Section 12.1    Employees.

(a)    For a period of one year commencing on the Closing Date (or such longer period as may be required by any collective bargaining, works council or similar agreement (to the extent then applicable) or applicable Law) (the “Continuation Period”), the Purchaser will provide, or cause the Acquired Companies to provide, those Persons employed by any Acquired Company immediately prior to the Closing (the “Transferred Employees”), for so long as each Transferred Employee remains employed by Purchaser or an Affiliate thereof (including an Acquired Company) during the Continuation Period, with (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Acquired Companies immediately prior to the Closing, (ii) target bonus opportunities which are no less than the target bonus opportunities provided by the Acquired Companies immediately prior to the Closing, and (iii) employee benefits (including severance benefits, but excluding retiree welfare benefits) that in the aggregate are substantially equivalent to those provided to such Transferred Employees immediately prior to the Closing.

(b)    To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Purchaser for the benefit of Transferred Employees, such plan, program or arrangement will credit such employees or former employees for service on or prior to the Closing with the Acquired Companies and their Affiliates, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Plan in which such Transferred Employee was eligible to participate immediately prior to the Effective Time; provided that, the foregoing shall not apply with respect to (i) benefit accrual under any defined benefit pension plan or retiree welfare benefit program, (ii) to the extent that its application would result in a duplication of benefits with respect to the same period of service, or (iii) with respect to any plan, program, or arrangement (A) that is grandfathered or frozen, or (B) with respect to which similarly situated employees of Purchaser do not receive prior service credit.

(c)    After the Closing Date, the Purchaser will assume or cause the Acquired Companies to perform in accordance with their terms (including terms relating to termination or amendment) (i) all Company Plans (including all written severance policies) in effect as of the Closing, and (ii) all collective bargaining, works council or similar agreements to which an Acquired Company is party as of the Closing.

(d)    The Acquired Companies shall submit any communications with any current or former employees or service providers of the Acquired Companies relating to the transactions contemplated by this Agreement, employee benefits, post-Closing terms of employment or otherwise to the Purchaser for review, comment and approval prior to distribution of such communications, and the Purchaser agrees that its review, comment and approval of such communications shall not be unreasonably withheld, conditioned or delayed.

(e)    Nothing in this Agreement shall confer upon any Transferred Employee or other service provider any right to continue in the employ or service of the Purchaser, the Acquired Companies or any Affiliate of the Purchaser, or shall interfere with or restrict in any way the rights of the Purchaser, the

Acquired Companies or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Transferred Employee at any time following the Closing for any reason whatsoever. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or Contract maintained or sponsored by the Purchaser, the Acquired Companies, or any of their respective Subsidiaries (including, after the Closing Date, the Acquired Companies) or Affiliates; or (ii) alter or limit the ability of the Purchaser, the Acquired Companies or any of their Subsidiaries (including, after the Closing Date, the Acquired Companies) or Affiliates to amend, modify or terminate any Company Plan or any other compensation or benefit or employment plan, program or Contract after the Closing. Notwithstanding any provision in this Agreement to the contrary, nothing in this Article 12 shall create any third party beneficiary rights in any Transferred Employee or current or former service provider of the Acquired Companies (or any beneficiaries or dependents thereof).

ARTICLE 13

GENERAL PROVISIONS

Section 13.1    Notices. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by either party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by electronic mail, or by overnight delivery by a nationally recognized private courier. Notices delivered by hand, by electronic mail or by nationally recognized private courier shall be treated as if given on the first Business Day following receipt. All notices shall be addressed as follows (or to such other address with respect to a party hereto as such party notifies the other parties hereto in writing as provided above):

If to the Sellers or, prior to the Closing, the Company:

Sonneborn Holdings L.P.

c/o One Equity Partners, LP

510 Madison Avenue, 19th Floor

New York, NY 10022

Attention: David Han

Email:    David.Han@oneequity.com

in each case, with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention: Michael J. Fieweger

Email:    Michael.Fieweger@Bakermckenzie.com

If to the Purchaser:

HollyFrontier LSP Holdings LLC

2828 North Harwood Street, Suite 1300

Dallas, TX 75201

Attn: President

Email: President@HollyFrontier.com

with a copy (which will not constitute notice) to;

HollyFrontier LSP Holdings LLC

2828 North Harwood Street, Suite 1300

Dallas, TX 75201

Attn: General Counsel

Email: generalcounsel@HollyFrontier.com

and;

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Benjamin R. Wills

Email:    benjamin.wills@morganlewis.com

Facsimile: (215) 963-5001

and;

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street, 10019

New York, New York

Attention: Joseph D. Larson

Email: JDLarson@wlrk.com

Facsimile: (212) 403-2000

Section 13.2    Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 13.3    Waiver and Remedies. The parties may extend the time for performance of any of the obligations or other acts of any other party to this Agreement, waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective, no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver, no failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

Section 13.4    Entire Agreement; No Reliance.

(a) This Agreement (including the Schedules and Exhibits hereto, the Confidentiality Agreement and the Ancillary Agreements) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

(b)    THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4, ARTICLE 5 AND THE CERTIFICATE(S) DELIVERED PURSUANT TO SECTION 3.2(a)(vi) OF THIS AGREEMENT ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS OR ANY ACQUIRED COMPANY WITH RESPECT TO THE ACQUIRED COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 4, ARTICLE 5 AND THE CERTIFICATE(S) DELIVERED PURSUANT TO SECTION 3.2(a)(vi) OF THIS AGREEMENT, THE PURCHASER ACKNOWLEDGES AND AGREES THAT (A) THE ACQUIRED COMPANIES ARE BEING ACQUIRED BY THE PURCHASER “AS IS” AND “WHERE IS” AND WITH ALL FAULTS, AND, EXCEPT AS SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLERS AND THE COMPANY MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE ACQUIRED COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, THE OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANIES AFTER THE CLOSING IN ANY MANNER OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE ACQUIRED COMPANIES AFTER THE CLOSING AND (B) NONE OF THE SELLER INDEMNIFIED PARTIES WILL HAVE, OR WILL BE SUBJECT TO, ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE ACQUIRED COMPANIES, INCLUDING ANY DESCRIPTIVE MEMORANDA, SUMMARY BUSINESS DESCRIPTIONS OR ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, ARTICLE 5 AND THE CERTIFICATE(S) DELIVERED PURSUANT TO SECTION 3.2(a)(vi) OF THIS AGREEMENT ARE IN LIEU OF, AND THE PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(c)    IN CONNECTION WITH THE PURCHASER’S INVESTIGATION OF THE ACQUIRED COMPANIES, THE PURCHASER HAS RECEIVED FROM THE SELLERS AND THE COMPANY VARIOUS FORWARD–LOOKING STATEMENTS REGARDING THE ACQUIRED COMPANIES AND THEIR BUSINESSES, INCLUDING ESTIMATES, ASSUMPTIONS, PROJECTIONS, BUDGETS, FORECASTS AND PLANS. THE PURCHASER ACKNOWLEDGES THAT: (I) THERE ARE UNCERTAINTIES INHERENT IN FORWARD–LOOKING STATEMENTS OF THIS TYPE, (II) THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN INVESTIGATION, EXAMINATION AND VALUATION OF THE ACQUIRED COMPANIES AND HAS EMPLOYED OUTSIDE PROFESSIONALS TO ASSIST IT WITH THE FOREGOING, (IV) THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL FORWARD–LOOKING STATEMENTS, THE PURCHASER IS NOT RELYING ON ANY FORWARD–LOOKING STATEMENT IN ANY MANNER WHATSOEVER, AND (V) WITH RESPECT TO THE FOREGOING, THE PURCHASER WILL HAVE NO RECOURSE OR REMEDY AGAINST THE COMPANY, SELLERS OR ANY SELLER INDEMNIFIED PARTY.

Section 13.5    Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, successors and assigns, except that no party may assign this Agreement or any rights hereunder without the prior written consent of the other parties. No party may delegate any performance of its obligations or assign any of its rights under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations or assign any of its rights to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Any assignment in violation of this Section 13.5 will be null and void ab initio. Except for the indemnification and other obligations set forth in Section 7.7, which are intended for the benefit of and may be enforced by the Affiliate Indemnified Parties, no provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 13.6    Severability. If any provision of this Agreement is held invalid, illegal, void or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. Upon such determination that any term or other provision is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 13.7    Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 5. The disclosure in any section or paragraph of the Company Disclosure Schedule will be deemed to relate to each corresponding section or paragraph of Article 5 and any other section to which the applicability of such disclosure is reasonably apparent on its face.

Section 13.8    Interpretation. In the negotiation of this Agreement, each party has received advice from its own legal counsel. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its legal counsel drafted the provision.

Section 13.9    Expenses. The Purchaser will be responsible for the payment of the Policy Premium and any other costs and expenses relating to the R&W Insurance Policies. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 13.10    Specific Performance.

(a)    Each party acknowledges and agrees that any breach of this Agreement would give rise to immediate, extensive and irreparable harm for which monetary damages, even if available, would not be an adequate remedy. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers or the Company on the one hand, or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers or the Company, on the one hand, and the Purchaser, on the other hand, in addition to any other right or remedy that such party may be entitled at Law or equity, will be entitled to an injunction or injunctions or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of proving the inadequacy of money damages as a remedy or otherwise. Each party further acknowledges and agrees that any party seeking an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.10 will not be required to provide any bond or other security in connection with any such order or injunction. To the extent all conditions to the consummation of the transactions contemplated by this Agreement contained in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived and any party brings any Proceeding, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date will automatically be extended by (a) the amount of time during which such Proceeding is pending, plus 30 Business Days, or (b) such other time period established by the court presiding over such Proceeding. The Sellers and the Company, on the one hand, and the Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by the Company or the Sellers, on the one hand, or the Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.

(b)    The parties acknowledge and agree that the limitations on remedies of the Sellers following termination of this Agreement set forth in Section 9.3 shall not limit the right of the Sellers to obtain specific performance pursuant to, and subject to the limitations of, this Section 13.10.

Section 13.11    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT WILL, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE REGISTRATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER THIS AGREEMENT) BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF INCLUDING ITS STATUTES OF LIMITATIONS.

(b)    All Proceedings arising out of or relating to this Agreement will be heard and determined in the United States District Court for the Southern District of New York located in the City of New York, New York (or, if the United States District Court for the Southern District of New York located in the City of New York, New York declines to accept jurisdiction over any Proceeding, in the New York State Court located in the City of New York, Borough of Manhattan, New York) and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Proceeding. The consents to jurisdiction and venue set forth in this Section 13.11(b) will not constitute general consents to service of process in the State of New York and will have no effect for any purpose except as provided in this paragraph and will not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such Person, as applicable, in any Proceeding arising out of or relating to this Agreement will be effective if notice is given by overnight courier at the address set forth in Section 13.1. The parties agree that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing will restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 13.12    Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 13.13    Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIM, LOSS, DAMAGE OR INJURY ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT, REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT A PERSON’S ABILITY TO RECOVER ANY SUCH LOSSES ACTUALLY PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

Section 13.14    Waiver of Conflicts of Interest; Legal Privileges.

(a)    The Purchaser acknowledges and agrees that Baker & McKenzie LLP (including all affiliated firms and individual lawyers at such firms, “Baker McKenzie”) has prior to the date of this Agreement represented the Acquired Companies, and received confidential information of the Acquired Companies, in connection with various matters, including with respect to the transactions contemplated by this Agreement. In connection with any negotiation, dispute or other Proceeding that may arise concurrently or in the future with respect to this Agreement, the Purchaser acknowledges and agrees that Baker McKenzie may represent the Sellers and any other Seller Indemnified Party in connection with such matter, and the Purchaser, following consultation with counsel other than Baker McKenzie and full disclosure of all facts material to this conflict waiver, expressly waives any and all rights to assert any claim of conflict of interest on the part of Baker McKenzie with respect to any such matter or that Baker McKenzie is otherwise prohibited from engaging in such representation. In addition, the Purchaser on behalf of itself and all other Purchaser Indemnified Parties acknowledges and agrees that, effective as of the Closing, all rights with respect to all attorney-client privilege, work product, professional confidentiality and other similar privileges and protections arising solely with respect to Baker McKenzie’s representation of the Acquired Companies, the Sellers or any other Seller Indemnified Party in connection with the transactions contemplated by this Agreement (including any related auction sale process) and not with respect to any other advice provided to the Acquired Companies, the primary purpose of which was not to facilitate the transactions contemplated by this Agreement, will be deemed to have been assigned to, and will become the sole property of, the Sellers and that the Sellers, on behalf of the Seller Indemnified Parties, will have the exclusive right to control all decisions with respect to the assertion or waiver of such privileges and protections. This advance conflict waiver will apply whether or not Baker McKenzie represents the Sellers in any matter following the Closing. Notwithstanding the foregoing, in the event that a dispute arises between the Acquired Companies and a third party after the Closing, the Acquired Companies may assert the attorney-client privilege with respect to any potentially privileged matters to the extent not adverse to the interests of the Sellers.

(b)    Furthermore, notwithstanding this Agreement, the Acquired Companies and the Purchaser agree that neither the Acquired Companies nor the Purchaser shall have the right to control, assert or access the attorney/client privilege as to any communications at any time between the Sellers or the Acquired Companies (for the Acquired Companies, only with respect to communications at or prior to the Closing) and Baker McKenzie to the extent that the privileged communications relate to this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby. The parties agree that following the Closing, the Seller, and no one else, shall be entitled to control, access and assert such attorney/client privilege as to such communications.

(c)    The Sellers and the Purchaser agree that, prior to the Closing, the Sellers shall have the right, but not the obligation, to remove from Acquired Companies’ files and records, including electronic records and email, attorney-client privileged communications relating to the Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby or any efforts to sell the Acquired Companies to the Purchaser or any other Person. The files generated and maintained by Baker McKenzie in connection with representation of the Sellers and the Acquired Companies in connection with this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or any efforts to sell the Acquired Companies to the Purchaser or any other Person, but not files relating to any other advice provided to the Acquired Companies, the primary purpose of which was not to facilitate the transactions contemplated by this Agreement, shall be and become the exclusive property of the Sellers subject to applicable Laws of any regulatory authority to which Baker McKenzie is subject.

(d)    The Purchaser acknowledge that it has consulted with counsel other than Baker McKenzie regarding the foregoing consents and waivers, that the consents and waivers are voluntary, have been considered carefully and that the consents and waivers are the result of fully-informed consent.

Section 13.15    No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach, of this Agreement, including, any representation or warranty made or alleged to have been made in, in connection with or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly named parties and signatories to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. No Person who is not a party and signatory hereto (including, (a) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, assignee, attorney or other representative of, and any financial advisor or lender to (all above-described Persons in this sub-clause (a), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (b) any Affiliated Persons of such Affiliated Persons (the Persons in sub-clauses (a) and (b), together with their respective successors, assigns, heirs, executors or administrators, collectively, but specifically excluding the parties hereto, “Non-Parties”)) will have any liability (whether in contract, in tort, at law or otherwise) whatsoever in respect of, based upon or arising out of any Recourse Theory under this Agreement. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event will any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any claim or cause of action under any Recourse Theory against any Non-Party. The provisions of this Section 13.15 are intended to be for the benefit of, and enforceable by, the Non-Parties.

Section 13.16    Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

Section 13.17    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission or in “.pdf” format that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

HOLLYFRONTIER LSP HOLDINGS LLC

By:	/s/ Richard L. Voliva III
Richard L. Voliva III
Executive Vice President and Chief Financial Officer

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SONNEBORN HOLDINGS L.P.

BY:	Sonneborn Holdings GP LTD., its General Partner

By:	/s/ Joseph P. Huffsmith
Joseph P. Huffsmith
Director

SONNEBORN CO-OP LLC

By:	/s/ Paul Raymond
Paul Raymond
President and Chief Executive Officer

SONNEBORN COÖPERATIEF U.A.

By:	/s/ Joseph P. Huffsmith
Joseph P. Huffsmith
Director A

By:	/s/ Robert Harmzen
Robert Harmzen
Director B

SONNEBORN US HOLDINGS INC.

By:	/s/ Paul Raymond
Paul Raymond
President and Chief Executive Officer